Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF FEBRUARY 27, 2012

AMONG

CONSOLIDATED-TOMOKA LAND CO.,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BANK OF MONTREAL,

AS ADMINISTRATIVE AGENT

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

-ii-

-iii-

Section 12.5.	Survival of Representations	74
Section 12.6.	Survival of Indemnities	74
Section 12.7.	Sharing of Set-Off	74
Section 12.8.	Notices	75
Section 12.9.	Counterparts	76
Section 12.10.	Successors and Assigns	76
Section 12.11.	Participants	77
Section 12.12.	Assignments	77
Section 12.13.	Amendments	80
Section 12.14.	Headings	80
Section 12.15.	Costs and Expenses; Indemnification	80
Section 12.16.	Set-off	82
Section 12.17.	Entire Agreement	82
Section 12.18.	Governing Law	82
Section 12.19.	Severability of Provisions	82
Section 12.20.	Excess Interest	82
Section 12.21.	Construction	83
Section 12.22.	Lender’s and L/C Issuer’s Obligations Several	83
Section 12.23.	Submission to Jurisdiction; Waiver of Jury Trial	83
Section 12.24.	USA Patriot Act	84
Section 12.25.	Confidentiality	84
Section 12.26.	Limitation of Recourse	85

SECTION 13.	THE GUARANTEES	85

Section 13.1.	The Guarantees	85
Section 13.2.	Guarantee Unconditional	86
Section 13.3.	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances	86
Section 13.4.	Subrogation	87
Section 13.5.	Waivers	87
Section 13.6.	Limit on Recovery	87
Section 13.7.	Stay of Acceleration	87
Section 13.8.	Benefit to Guarantors	87
Section 13.9.	Guarantor Covenants	88

Signature Page		1

EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Revolving Note
EXHIBIT D-2	—	Swing Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Assignment and Acceptance
EXHIBIT G	—	Additional Guarantor Supplement

-iv-

EXHIBIT H	—	Commitment Amount Increase Request
EXHIBIT I	—	Borrowing Base Certificate
SCHEDULE 1	—	Commitments
SCHEDULE 1.1	—	Initial Properties
SCHEDULE 6.2	—	Subsidiaries
SCHEDULE 6.6	—	Material Adverse Change
SCHEDULE 6.11	—	Litigation
SCHEDULE 6.12	—	Tax Returns
SCHEDULE 6.17	—	Environmental Issues
SCHEDULE 6.23	—	Maintenance and Condition
SCHEDULE 6.25	—	Significant Leases
SCHEDULE 8.7	—	Existing Liens

-v-

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is entered into as of February 27, 2012, by and among Consolidated-Tomoka Land Co., a Florida corporation (the “Borrower”), and each Material Subsidiary from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	THE CREDIT FACILITY.

Section 1.1. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitments of all Lenders in effect at such time and (ii) the Revolving Credit Availability as then determined and computed. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.2. Reserved.

Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) or amend or extend Letters for Credit issued by it for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date (provided that such expiration date may extend up to 12 months beyond the Revolving Credit Termination Date if any such Letter of Credit is cash collateralized at one hundred three percent (103%) of its face amount (to cash collateralize fees and interest as well as the amount of the Letter of Credit) in the manner set forth in Section 9.4 thirty (30) days prior to the Revolving Credit Termination Date), in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.8 or Section 1.14 hereof, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, then the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the date that is thirty (30) days prior to the Revolving Credit Termination Date (provided that such expiration date may extend up to 12 months beyond the Revolving Credit Termination Date if any such Letter of Credit is cash collateralized at one hundred three percent (103%) of its face amount (to cash collateralize fees and interest as well as the amount of the Letter of Credit) in the manner set forth in Section 9.4 thirty (30) days prior to the Revolving Credit Termination Date), (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.3. Notwithstanding anything contained herein to the contrary, if a default of any Lender’s obligations to fund under Section 1.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit unless the L/C Issuer has entered into arrangements with Borrower (including for cash collateralization as set forth above) or such Lender satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Lender.

(c) The Reimbursement Obligations. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof. Subject to Section 1.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 1:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(e) below; provided, however, if the Borrower does not make any such reimbursement payment on the due date, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit and, subject to satisfaction of the conditions set forth in Section 7.1 except for 7.1(c) hereof, a Loan shall be made on such date in the amount of the Reimbursement Obligations then due which Loan proceeds shall be applied to pay the Reimbursement Obligations then due.

(d) Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, except for events or circumstances arising from the willful misconduct or gross negligence on behalf of the L/C Issuer. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s (i) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) willful misconduct or gross negligence. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole good faith discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(f) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g) Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 1.4. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or

366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted to a Eurodollar Loan shall be in an amount equal to $100,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than eight (8) Borrowings of Eurodollar Loans outstanding hereunder.

Section 1.6. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. No Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.8(a), the Borrower shall be deemed to have given the notice three (3) Business Days prior to the end of the then current Interest Period and such Borrowing shall automatically be continued as a Borrowing of a Eurodollar Loan with a one (1) month Interest Period; provided that all Lenders are able to accommodate such one (1) month Interest Period and such Eurodollar

Loan shall be subject to the funding indemnity set forth in Section 1.11 hereof in the event it is prepaid prior to the end of the Interest Period. In the event the Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or at the option of the Swing Line Lender under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower no later than 2:00 p.m. (Chicago time) on the date of such Borrowing as instructed by the Borrower.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, (1) such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day, and (2) the Administrative Agent shall notify the Borrower of such Lender’s failure to pay. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, promptly, and in no event later than 11:00 a.m. (Chicago time) on the date that is two (2) Business Days following such demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, which payment may be in the form of a Base Rate Loan under this Agreement, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.7. Maturity of Loans. Each Revolving Loan and Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Section 1.8. Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $100,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

(b) Mandatory.

(i) If at any time the sum of the unpaid principal balance of the Revolving Loans, Swing Loans and the L/C Obligations then outstanding shall be in excess of the Revolving Credit Availability as determined and computed, as contained in the most recent Borrowing Base Certificate delivered in accordance with Section 8.5(d) hereof, the Borrower shall promptly, and in no event later than 11:00 a.m. (Chicago time) on the date that is two (2) Business Days following such delivery, and without notice or demand pay the amount of the excess to the Administrative Agent for the account of the Lenders as a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans and Swing Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(ii) Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(iii) If at any time a Change in Control shall occur caused by the termination set forth in clause (c) of the definition of “Change of Control” and the Borrower’s failure to cure such Change in Control by appointing a replacement chief executive officer reasonably acceptable to the Administrative Agent within four (4) months, the Borrower shall within forty-five (45) days prepay the full amount of the outstanding principal and interest of the Loans, prepay all fees due under this Agreement and cash collateralize all outstanding L/C Obligations in the manner set forth in Section 9.4 hereof.

(c) Except for a prepayment under Section 1.8(b)(iii), any amount of Revolving Loans or Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.9. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, if so directed by the Required Lenders, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a) for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3 with respect to such Reimbursement Obligation; and

(d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section 1.9 shall be made by the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.10. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans, a “Revolving Note” and collectively, the “Revolving Notes”) or D-2 (in the case of its Swing Loans, a “Swing Note”), as applicable (the Revolving Notes and Swing Note being herein referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the Revolving Credit Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 12.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described above.

Section 1.11. Funding Indemnity. If any Lender shall incur any loss, cost or reasonable expense (including, without limitation, any loss, cost or reasonable expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 1.6(a) hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or reasonable expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or reasonable expense in reasonable detail and the amounts shown on such certificate shall be conclusive if reasonably determined absent manifest error.

Section 1.12. Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective

Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or the Swing Line Sublimit then in effect shall reduce the L/C Sublimit or the Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b) Any termination of the Commitments pursuant to this Section 1.12 may not be reinstated.

Section 1.13. Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 12.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 12.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse (other than with respect to claims or Liens arising by, through or under such Affected Lender), all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 12.12 hereof (provided any reimbursable expenses due thereunder shall be paid by the Borrower and any assignment fees shall be waived).

Section 1.14. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Commitments or an extension of the maturity date of such Lender’s Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such

Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any commitment fee payable to Lenders pursuant to Section 2.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the L/C Issuer for its use and benefit); (d) the utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer at any time during the Defaulting Lender Period with respect to such Defaulting Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Percentage of L/C Obligations then outstanding (to be, held by the Administrative Agent as set forth in Section 9.4 hereof). No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.14, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.14. The rights and remedies against a Defaulting Lender under this Section 1.14 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 1.15. Increase in Revolving Credit Commitments. The Borrower may, from time to time, on any Business Day prior to the Revolving Credit Termination Date, increase the aggregate amount of the Revolving Credit Commitments by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit H or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying one or more additional Lenders (or additional Revolving Credit Commitments for existing Lender(s) or by a combination of existing Lenders and additional Lenders) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (i) the aggregate amount of the Revolving Credit Commitments shall not be incurred to an amount in excess of $75,000,000, (ii) any Commitment Amount Increase shall be in an amount not less than $5,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase and (iv) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) at the time of such request and on the effective date of such Commitment Amount Increase except for representations and warranties that relate to a prior date, which shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of the applicable date on which they were made. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Revolver Percentage of Revolving Loans. It shall be a condition to such effectiveness that if any Eurodollar Loans are outstanding under the Revolving Credit on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 1.10 hereof. In the event that the Borrower shall have terminated any portion of the Revolving Credit Commitments pursuant to Section 1.11 hereof the terminated commitment amount shall reduce the Commitment Amount Increase by the terminated commitment amount. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase and arrangement fees related thereto as agreed upon in writing between Administrative Agent and the Borrower, if any. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.

Section 1.16. Extension of Termination Date. Borrower may, by notice to Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given at least thirty (30) days and not more than ninety (90) days prior to the then Revolving Credit Termination Date (the “Existing Commitment Termination Date”), request that Lenders extend the Existing Commitment Termination Date for one additional one-year period. Upon the Borrower’s timely delivery of such notice to Administrative Agent and provided, that (i) no Default or Event of Default has occurred and is continuing (both on the date the notice is delivered and on the then Existing Commitment Termination Date), (ii) the Borrower and the Subsidiaries are in compliance with all covenants contained in Section 8 hereof, (iii) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) on the date the notice is delivered and on the then Existing Commitment Termination Date except for representations and warranties that relate to a prior date, which shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of the applicable date on which they were made and (iv) the Borrower has paid in immediately available funds the Extension Fee on or prior to the first day of any requested extension period, then the Termination Date shall be extended to the first anniversary of the then Existing Commitment Termination Date. Should the Revolving Credit Termination Date be extended, the terms and conditions of this Agreement will apply during any such extension period, and from and after the date of such extension, the term Revolving Credit Termination Date shall mean the last day of the extended term.

Section 1.17. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its sole discretion, make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, that if the Swing Line Lender declines to make a Swing Loan, the Borrower shall be deemed to have requested a Borrowing of a Base Rate Loan under Section 1.6 hereof in the amount of such requested Swing Loan. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c) Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrower shall be deposited or otherwise wire transferred as agreed to by the Borrower, the Administrative Agent, and the Swing Line Lender. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d) Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender), in immediately available funds, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.17(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

(f) Sweep to Loan Arrangement. So long as a Sweep to Loan Arrangement is in effect, and subject to the terms and conditions thereof, Swing Loans may be advanced and prepaid hereunder notwithstanding any notice, minimum amount, or funding and payment location requirements hereunder for any advance of Swing Loans or for any prepayment of any Swing Loans. The making of any such Swing Loans shall otherwise be subject to the other terms and conditions of this Agreement. All Swing Loans advanced or prepaid pursuant to such Sweep to Loan Arrangement shall be Base Rate Loans; and, so long as a Sweep to Loan Arrangement is in effect, all Swing Loans (whether or not advanced pursuant to the Sweep to Loan Arrangement) shall be Base Rate Loans. The Swing Line Lender shall have the right in its sole discretion to suspend or terminate the making and/or prepayment of Swing Loans pursuant to such Sweep to Loan Arrangement with notice to the Sweep Depositary and the Borrower (which may be provided on a same-day basis), whether or not any Default or Event of Default exists. The Swing Line Lender shall not be liable to the Borrower or any other Person for any losses directly or indirectly resulting from events beyond the Swing Line Lender’s reasonable control, including without limitation any interruption of communications or data processing services or legal restriction or for any special, indirect, consequential or punitive damages in connection with any Sweep to Loan Arrangement.

SECTION 2.	FEES.

Section 2.1. Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at a rate per annum equal to (x) 0.25% if the average daily Unused Revolving Credit Commitments are less than or equal to 50% of the Revolving Credit Commitments then in effect and (y) 0.35% if the average daily Unused Revolving Credit Commitments are greater than 50% of the Revolving Credit Commitments then in effect (computed on the basis of a year of 360 days and the actual number of days elapsed) and determined based on the average daily Unused Revolving Credit Commitments during such previous quarter. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be calculated and paid on the date of such termination. Any such commitment fee for the first quarter following Closing Date shall be prorated according to the number of days this Agreement was in effect during such quarter.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.20% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. If no Letters of Credit were outstanding during such quarter, no such fee shall be owed. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, cancellation, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c) Administrative Agent and Other Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit and for the benefit of the Lenders, as applicable, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated February 27, 2012, or as otherwise agreed to in writing between them.

SECTION 3.	PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Revolving Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.8(b) hereof), all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 12.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of Swing Loans, both for principal and accrued but unpaid interest;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of principal on the Revolving Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e) fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries evidenced by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f) finally, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 4.	GUARANTIES.

Section 4.1. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each direct and indirect Material Subsidiary of the Borrower pursuant to Section 13 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Material Subsidiary executing and delivering a Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

Section 4.2. Further Assurances. In the event the Borrower or any Guarantor forms or acquires any other Material Subsidiary after the date hereof, except as otherwise provided in Section 4.1, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Material Subsidiary to execute a Guaranty or an Additional Guarantor Supplement in the form of Exhibit G attached hereto (the “Additional Guarantor Supplement”) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Material Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5.	DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Additional Guarantor Supplement” is defined in Section 4.2 hereof.

“Adjusted EBITDA” means EBITDA minus the Annual Capital Expenditure Reserve.

“Adjusted LIBOR” is defined in Section 1.4(b) hereof.

“Administrative Agent” means Bank of Montreal, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 1.13 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 20% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 20% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Annual Capital Expenditure Reserve” means the sum of (a) an amount equal to the product of (i) $0.15 multiplied by (ii) the aggregate net rentable area, determined on a square footage basis, for retail and industrial properties, plus (b) an amount equal to the product of (i) $1.00 multiplied by (ii) the aggregate net rentable area, determined on a square footage basis, for office properties, plus (c) an amount equal to the product of (i) $250 multiplied by (ii) the number of units for multifamily residential properties, plus (d) maintenance capital expenditures on the Golf Courses; provided, however, this definition of Annual Capital Expenditure Reserve shall not apply to any Land Assets or any Ground Leases; provided that the Borrower is not obligated for Capital Expenditures.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL INDEBTEDNESS TO TOTAL ASSET VALUE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS AND LETTER OF CREDIT FEE SHALL BE:

I	Less than or equal to 0.25 to 1.00	0.75%	1.75%

II	Less than or equal to 0.35 to 1.00, but greater than 0.25 to 1.00	1.00%	2.00%

III	Less than or equal to 0.45 to 1.00, but greater than 0.35 to 1.00	1.25%	2.25%

IV	Greater than 0.45 to 1.00	1.50%	2.50%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after September 30, 2011, the date on which the Administrative Agent is in receipt of the Borrower’s most recent Compliance Certificate and financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Indebtedness to Total Asset Value Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its Compliance Certificate and financial statements by the date the Compliance Certificate and financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, then until such Compliance Certificate and financial statements and/or audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Borrower subsequently delivers such Compliance Certificate and financial statements before the next

Pricing Date, the Applicable Margin established by such late delivered Compliance Certificate and financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such Compliance Certificate and financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive, absent manifest error, and binding on the Borrower and the Lenders if reasonably determined.

“Application” is defined in Section 1.3(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assets Under Development” means any real property under construction (excluding any completed Property under minor renovation and any Property that is substantially completed with an Occupancy Rate of at least 75%).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, any event of the type described in clause (j) or (k) of Section 9.1 hereof with respect to such Person.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Revolver Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of

Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.17 hereof.

“Borrowing Base” means, at any date of its determination, an amount equal to the lesser of (A) 60% of the Borrowing Base Value of all Eligible Properties on such date and (B) the Debt Service Coverage Amount of all Eligible Properties on such date.

“Borrowing Base Certificate” means the certificate in the form of Exhibit I hereto, or in such other form acceptable to the Administrative Agent, to be delivered to the Administrative Agent pursuant to Sections 7.2(j), 7.3 and 8.5 hereof.

“Borrowing Base Determination Date” means each date on which the Borrowing Base is certified in writing to the Administrative Agent, as follows:

(a) Quarterly. As of the last day of each Fiscal Quarter.

(b) Property Adjustments. Following each addition or deletion of an Eligible Property, the Borrowing Base Value shall be adjusted accordingly.

“Borrowing Base NOI” means for the most recent Rolling Period, the aggregate Property NOI attributable to the Eligible Properties.

“Borrowing Base Requirements” means with respect to the calculation of the Borrowing Base, collectively that (a) at all times such calculation shall be based on no less than twelve (12) Eligible Properties; (b) the Borrowing Base Value shall at all times be equal to or in excess of $75,000,000; (c) no more than 20% of the Borrowing Base Value may be comprised of Eligible Properties which are not used as retail Properties; (d) no more than 15% of the Borrowing Base Value may be comprised of any one Eligible Property; (e) no more than 15% of Borrowing Base Value may be from any single Tenant unless such Tenant’s Rating is equal to or better than BBB-/Baa3 from S&P or Moody’s, respectively and (f) no more than thirty percent (30%) of Borrowing Base Value may be comprised of Permitted Ground Lease Investments.

“Borrowing Base Value” means an amount equal to the sum of (a) for all Eligible Properties owned for more than twelve (12) months, the quotient of (i) the Borrowing Base NOI divided by (ii) the Capitalization Rate plus (b) for all Eligible Properties owned for twelve (12) months or less, the lesser of (i) the book value (as defined by GAAP) of any such Eligible Property and (ii), the value of any such Eligible Property as determined by the calculation in clause (a) above measured on an annualized basis rather than for the most recently ended period of four quarters; provided that Borrowing Base Value shall be reduced by excluding any Property NOI or the book value of any Eligible Properties attributable to any Eligible Properties that exceed the concentration limits in the Borrowing Base Requirements.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalization Rate” means (i) 7.5% for single tenant retail Properties occupied by tenants maintaining a BBB- or Baa3 Rating or better from S&P’s or Moody’s, respectively, with a remaining lease term of at least ten (10) years more, (ii) 8.5% for all other retail Properties and (iii) 10.0% for all other non-retail Eligible Properties.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time that causes such person or group to become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, other than acquisitions of such interests by any party who is an officer or director of the Borrower as of the Closing Date, (b) the failure of individuals who are members of the board of directors (or similar governing body) of Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of Borrower, or (c) termination of the chief executive officer of the Borrower without cause, excluding non-appealable determinations by a court of law for fraud, gross negligence, or willful neglect, which would be considered termination for cause unless the chief executive officer is replaced within four (4) months of such termination with a chief executive officer reasonably acceptable to the Administrative Agent.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 9.4 hereof.

“Compliance Certificate” is defined in Section 8.5 hereof.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Debt Service Coverage Amount” means the principal amount of a loan that would be serviced by the Borrowing Base NOI for the Rolling Period most recently ended for which financial statements have been delivered pursuant to Section 8.5 hereof at a debt service coverage ratio of 1.50 to 1.00 with interest and principal payments (in each case assuming a 30-year amortization) at the greater of (i) 7.5% per annum (ii) a Eurodollar Loan with an Interest Period of one (1) month (including the Applicable Margin) and (iii) the 10-year treasury rate on the last day of such period plus 3.0%; provided that Borrowing Base NOI shall be reduced by excluding any Property NOI attributable to Eligible Properties that exceed the concentration limits in the Borrowing Base Requirements.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulted Loan” is defined in the definition of “Defaulting Lender” in this Section 5.1.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations or Swing Loans required to be funded by it hereunder

(herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (except for up to $25,000 in the aggregate from a Lender which is owing for less than five (5) Business Days) within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has experienced a Bankruptcy Event or (d) a receiver or conservator has been appointed for such Lender.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: the date on which (a) such Defaulting Lender is no longer the subject of a Bankruptcy Event or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder, including with respect to its Revolving Credit Commitments.

“Dividends” means any dividend paid (or declared and then payable), as the case may be, in cash on any equity security issued by the Borrower.

“EBITDA” means, for any period, determined on a consolidated basis of the Borrower and its Subsidiaries, in accordance with GAAP, the sum of net income (or loss) plus: (i) depreciation and amortization expense, to the extent included as an expense in the calculation of net income (or loss); (ii) Interest Expense; (iii) income tax expense, to the extent included as an expense in the calculation of net income (or loss); (iv) extraordinary, unrealized or non-recurring losses, including impairment charges, minus: (v) extraordinary, unrealized or non-recurring gains, including the write-up of assets; and (vi) income tax benefits.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Property” means, as of any Borrowing Base Determination Date, any Property owned by the Borrower or a Guarantor which satisfies the following conditions which would permit such Property’s value to be included in the Borrowing Base Value:

(a) Is real property one hundred percent (100%) owned in fee simple, individually or collectively, by the Borrower or any Guarantor, including Permitted Ground Lease Investments;

(b) Is a Property located in the contiguous United States;

(c) If such Property is owned by the Borrower, (i) neither the Borrower’s beneficial ownership interest in such Property nor the Property is subject to any Lien (other than certain Permitted Liens or Liens in favor of the Administrative Agent) or to any negative pledge and (ii) the Borrower has the unilateral right (including the absence of any restrictions in a Ground Lease) to sell, transfer or otherwise dispose of such Property and to create a Lien on such Property as security for Indebtedness for Borrowed Money;

(d) If such Property is owned by a Material Subsidiary, (i) neither the Borrower’s beneficial ownership interest in such Material Subsidiary nor the Property is subject to any Lien (other than certain Permitted Liens or Liens in favor of the Administrative Agent) or to any negative pledge, (ii) the Material Subsidiary has the unilateral right (including the absence of any restrictions in a Ground Lease) to sell, transfer or otherwise dispose of such Property and to create a Lien on such Property as security for Indebtedness for Borrowed Money, and (iii) the Material Subsidiary has provided an Additional Guarantor Supplement or other Guaranty to the Administrative Agent pursuant to Section 4.2 hereof;

(e) The Property (except Permitted Ground Lease Investments) must have an Occupancy Rate of at least 85%;

(f) The Administrative Agent shall have received to the extent requested historic operating statements for such Property for the previous three (3) years, if available, and historic rent rolls for such Property for the previous three (3) years, if available;

(g) That such Property, based on the Borrower’s or any Material Subsidiary’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property and, if the Property has an underground storage tank located thereon or any other material environmental concern as determined by the Administrative Agent, then the Administrative Agent shall have received satisfactory environmental assessments, including, to the extent requested, Phase I and Phase II reports, the results of which disclose environmental conditions which are satisfactory to the Administrative Agent in its sole discretion;

(h) With respect to such Property, any Tenant under a Significant Lease is not more than 60 days past due with respect to any monthly rent payment obligations under such Lease;

(i) For each such Property, the Borrower, to the extent not previously provided, shall have delivered to the Administrative Agent a copy, certified as true and correct by the Borrower, of each of the following: if the Property Owner is not the Borrower, the Property Owner’s articles of incorporation, by-laws, partnership agreements, operating agreements, as applicable, and certificates of existence, good standing and authority to do business from each appropriate state authority, and partnership, corporate or limited liability company, as applicable, authorizations authorizing the execution, delivery and performance of the Additional Guarantor Supplement all certified to be true and complete by a duly authorized officer of such Property Owner; and

(j) The Property is not an Asset Under Development or a Land Asset.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Existing Commitment Termination Date” is defined in Section 1.16 hereof.

“Extension Fee” means an extension fee payable by the Borrower for a one-year extension pursuant to Section 1.16 hereto in an amount equal to 0.20% of the Revolving Credit Commitments then in effect.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.4(a) hereof.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Fixed Charges” means, for any Rolling Period, (a) Interest Expense, plus (b) scheduled principal amortization paid on Total Indebtedness (exclusive of any balloon payments or prepayments of principal paid on such Total Indebtedness), plus (c) Dividends and required distributions on the Borrower’s equity securities for such Rolling Period plus (d) any repurchases of the Borrower’s equity securities by Borrower or an Affiliate during such Rolling Period in excess of $2,000,000 in the aggregate plus (e) all income taxes (federal, state and local) paid by Borrower during such Rolling Period.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower, or any Subsidiary owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Golf Courses” means the golf courses currently owned by Borrower or its Subsidiaries and commonly known as “LPGA International”.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease” means a long term lease of real Property granted by the fee owner of the real Property.

“Ground Lease Debt Yield” means, (a) annual Property NOI (as defined per the definition, but with Property NOI received by the lessee and operator) divided by (b) the book value of outstanding debt, plus the book value of land with the ground lease investment; based on the most recent fiscal year end.

“Guarantor” and “Guarantors” are defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” are defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material other than any activity, event or occurrence performed in compliance with or allowed under applicable law.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money and (f) all net obligations of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any similar interest rate, currency or commodity hedging arrangement.

“Initial Properties” means collectively the Properties listed on Schedule 1.1 and “Initial Property” means any of such Properties.

“Interest Expense” means, with respect to a Person for any period of time, the interest expense whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period. Interest Expense shall exclude any amortization of (i) deferred financing fees, including the write-off such fees relating to the early retirement of such related Indebtedness for Borrowed Money, and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of such debt).

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last day of every calendar quarter, (c) with respect to any Swing Loan, the last day of each calendar month and (d) with respect to any Eurodollar Loan or Base Rate Loan (including Swing Loans), the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending one (1), two (2), three (3), or six (6) months thereafter, provided, however, that:

(i) no Interest Period shall extend beyond the Revolving Credit Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Land Assets” means any real property which is not an Asset Under Development and on which no significant improvements have been constructed.

“L/C Issuer” means Bank of Montreal, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.3(h) hereof.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $10,000,000, as such amount may be reduced pursuant to the terms hereof.

“Lease” means each existing or future lease, sublease, license, or other agreement under the terms of which any Person has or acquires any right to occupy or use any Property of the Borrower or any Subsidiary, or any part thereof, or interest therein, as the same may be amended, supplemented or modified.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Bank of Montreal and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 12.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.3(a) hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“LIBOR Index Rate” is defined in Section 1.4(b) hereof.

“LIBOR Quoted Rate” is defined in Section 1.4(a) hereof.

“LIBOR01 Page” is defined in Section 1.4(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Guaranties, if any, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith. Deposit account agreements, cash management agreements and other documents executed in connection with Funds Transfer and Deposit Account Liability are not Loan Documents hereunder.

“Loan” means any Revolving Loan or Swing Loan whether outstanding as a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or financial condition of the Borrower or of the

Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Subsidiary” means, each Subsidiary that owns an Eligible Property included in the Borrowing Base Value.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereof.

“MSA” is defined in the definition of “Permitted Ground Lease Investments”.

“Note” and “Notes” are defined in Section 1.10 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired. For the avoidance of doubt, Obligations shall not include any Funds Transfer or Deposit Account Liability.

“Occupancy Rate” means for any Property, the percentage of the rentable area of such Property occupied by bona fide Tenants of such Property or leased by such Tenants pursuant to bona fide Tenant Leases, in each case, which Tenants (a) are not more than 60 days in arrears on base rental or other similar payments due under the Leases and (b) are not subject to a then continuing Bankruptcy Event, or if subject to a then continuing Bankruptcy Event (i) the trustee in bankruptcy of such tenant shall have accepted and assumed such Lease or the Tenant shall be in compliance with the rental payments described above in clause (a); (ii) to the extent that the Tenant shall have filed and the bankruptcy court shall have approved the Tenant’s plan for reorganization, the Tenant shall be performing its obligations pursuant to the approved plan of reorganization; or (iii) is otherwise reasonably acceptable to the Administrative Agent.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.13(c) hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Participating Interest” is defined in Section 1.3(e) hereof.

“Participating Lender” is defined in Section 1.3(e) hereof.

“Patriot Act” is defined in Section 7.2(o) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Ground Lease Investments” means Ground Leases on unencumbered land owned in fee simple by the Borrower or a Wholly-owned Subsidiary on which a fully completed building is located and in use that are either (a) located in major metropolitan areas of the United States of America, including New York, Los Angeles, Chicago, Dallas, Philadelphia, Houston, Washington, D.C., Miami, Atlanta, Boston, San Francisco, and Seattle (each such major metropolitan area, a “MSA”), and occupied by a Property that maintains a minimum Ground Lease Debt Yield of 15% measured annually, or (b) is unencumbered (with respect to the Ground Lease leasehold interest) and leased to (or guaranteed by) a lessee maintaining a BBB- or Baa3 Rating or better from S&P or Moody’s, respectively; provided, however, that any Ground Lease may be designated as a Permitted Ground Lease Investment upon written request by the Borrower to the Administrative Agent and written approval of such request by the Administrative Agent. Ground Leases of Land Assets or on which an Asset under Development is located shall not be a Permitted Ground Lease Investment.

“Permitted Liens” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 8.3; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that, in the aggregate, do not materially and adversely affect the value of such property or the use of such property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Borrower or any Subsidiary as progress payments under government contracts entered into by it; (g) attachment, judgment and other similar Liens arising in connection with court, reference or arbitration proceedings, provided that the same have been in existence less than twenty (20) days, that the same have been discharged or that execution or enforcement thereof has been stayed pending appeal; (h) the rights of tenants or lessees under leases or subleases not interfering with the ordinary conduct of business of such Person; (i) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the L/C Issuer; (j) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor, which obligations have been subordinated to the obligations owing by the Borrower and the Guarantors under the Loan Documents on terms satisfactory to the Administrative Agent; (k) Liens in existence as of the Agreement Date and set forth in Schedule 8.7 and (l) Liens on Properties that are not Eligible Properties and whose Borrowing Base Values are not included in the calculation of the Borrowing Base.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property or Properties” means, as to any Person, all types of real, personal, tangible, intangible or mixed property, including property encumbered by Ground Leases, owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP, including any Eligible Property owned by the Borrower or any of its Subsidiaries.

“Property Expenses” means the costs (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining any Eligible Property, which are the responsibility of the Borrower or the applicable Guarantor that are not paid directly by the tenant, including without limitation, the Annual Capital Expenditure Reserve and the greater of (a) 3% of rents and (b) actual management fees paid in cash, but excluding depreciation, amortization and interest costs.

“Property Income” means cash rents (excluding non-cash straight-line rent) and other cash revenues received by the Borrower or a Guarantor in the ordinary course for any Eligible Property, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of tenants’ obligations for rent.

“Property Net Operating Income” or “Property NOI” means, with respect to any property for any Rolling Period (without duplication) the aggregate amount of (i) Property Income for such period minus (ii) Property Expenses for such period.

“Property Owner” means the Person who owns fee title interest in and to a Property.

“Rating” means the debt rating provided by S&P or Moody’s with respect to the unsecured senior long-term non-credit enhanced debt of a Person.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.

“Responsible Officer” means, with respect to the Borrower or any of its Subsidiaries, the chief executive officer, the chief financial officer, chief legal officer or the chief operating officer of the Borrower or such Subsidiary.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 1.1, 1.3 and 1.17 hereof.

“Revolving Credit Availability” means the Borrowing Base minus the outstanding amount of Unsecured Indebtedness including without limitation the sum of (i) the outstanding principal amount of Revolving Loans and Swing Loans and (ii) the undrawn face amount of all Letters of Credit.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders, in the aggregate, is equal to $46,000,000 on the date hereof.

“Revolving Credit Termination Date” means the earliest of (i) February 27, 2015, as such date may be extended pursuant to Section 1.16, (ii) the date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof and (iii) the date on which a mandatory prepayment under Section 1.8(b)(iii) is required to be made.

“Revolving Loan” and “Revolving Loans” are defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” and “Revolving Notes” are defined in Section 1.10(d) hereof.

“Rolling Period” means, as of any date, the four Fiscal Quarters ending on or immediately preceding such date.

“S&P” means Standard & Poor’s Ratings Services Group, a division of McGraw-Hill, Inc., or any successor thereof.

“Secured Indebtedness” means all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, that is secured by a Lien.

“Secured Recourse Indebtedness” means Secured Indebtedness for which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability) is to Borrower or any Guarantor.

“Significant Lease” means, as to any particular Property, each Lease which constitutes 20% or more of all base rent revenue of such Property.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock at the option of the holder, and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Sweep to Loan Arrangement” means a cash management arrangement established by the Borrower with the Swing Line Lender or an Affiliate of the Swing Line Lender, as depositary (in such capacity, the “Sweep Depositary”), pursuant to which the Swing Line Lender is authorized (a) to make advances of Swing Loans hereunder, the proceeds of which are deposited by the Swing Lender into a designated account of the Borrower maintained at the Sweep

Depositary, and (b) to accept as prepayments of the Swing Loans hereunder proceeds of excess targeted balances held in such designated account at the Sweep Depositary, which cash management arrangement is subject to such agreement(s) and on such terms acceptable to the Sweep Depositary and the Swing Lender.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.17 hereof.

“Swing Line Lender” means Bank of Montreal, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 12.12 hereof.

“Swing Line Sublimit” means $5,000,000.00, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.17 hereof.

“Swing Note” is defined in Section 1.10 hereof.

“Tangible Net Worth” means for each applicable period, total equity on the Borrower’s consolidated balance sheet as reported in its Form 10-K or 10-Q less all amounts appearing on the assets side of its consolidated balance sheet representing an intangible asset under GAAP.

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of a Property under a Lease or other occupancy agreement with the Borrower or a Subsidiary that is the direct owner of such Property.

“Total Asset Value” means $136,191,446 as of the Closing Date, and after the audited financial reports for the year ended December 31, 2011 have been delivered to the Administrative Agent in accordance with Section 8.5(a) hereof, an amount equal to the sum of (a) for all Properties owned for more than twelve (12) months, the quotient of (i) the Property NOI from such Properties divided by (ii) the Capitalization Rate plus (b) for all Properties owned for twelve (12) months or less, the lesser of (i) the book value (as defined in GAAP) of any such property or (ii), the value of any such Property as determined by the calculation in clause (a) above measured on an annualized basis rather than for the most recently ended period of four quarters plus (c) the aggregate book value of all unimproved land holdings, mortgage or mezzanine loans, notes receivable and/or construction in progress plus (d) unrestricted cash, unrestricted cash equivalents and marketable securities owned by the Borrower and its Subsidiaries as of the end of such fiscal quarter, provided that the amount added to Total Asset Value for unrestricted cash, unrestricted cash equivalents and marketable securities shall not exceed 5% of Total Asset Value.

“Total Indebtedness” means, as of a given date, all liabilities of the Borrower and its Subsidiaries which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, excluding any amounts categorized as accrued expenses, accrued dividends, deposits held, deferred revenues, minority interests and other liabilities not directly associated with the borrowing of money.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unsecured Indebtedness” means Total Indebtedness minus Secured Indebtedness.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. Whenever reference is made to the Borrower’s knowledge or awareness, or a similar qualification, knowledge or awareness means the actual knowledge of the Borrower’s Responsible Officers.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by written notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Florida. The Borrower has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying and where the failure to be so qualified could reasonably be expected to have, in each instance, a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying and where the failure to be so qualified could reasonably be expected to have, in each instance, a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary as of the date hereof and as updated from time to time as provided in Section 8.5(l), the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens (other than Permitted Liens). There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and its Material Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and its Material Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Material Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Material Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Material Subsidiary (other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the L/C Issuer).

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Credit for its general corporate purposes, to refinance existing indebtedness, finance capital expenditures, real estate related investments (excluding real estate related investment securities), working capital and stock buybacks up to $8,000,000 and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock (except for such stock repurchases as permitted hereunder) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the unqualified audit report of independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2011, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the three (3) months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. None of the Borrower or any Subsidiary has contingent liabilities which are material to it and are required to be set forth in its financial statements or notes thereto in accordance with GAAP other than as indicated on such financial statements and notes thereto, including with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Except as set forth on Schedule 6.6, since December 31, 2010, there has been no change in the financial condition or business of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements (known by Borrower to be untrue) of a material fact known to Borrower or omit a material fact necessary to make the material statements contained herein or therein, in light of the circumstances under which they were made, not misleading, the Administrative Agent and the Lenders acknowledging that (a) as to any projections or forward looking information furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable and (b) the financial information provided to the Administrative Agent and the Lenders is governed by Section 6.5 hereof.

Section 6.8. Trademarks, Franchises, and Licenses. To Borrower’s knowledge, the Borrower and its Subsidiaries own, possess, or have the right to use all patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses substantially as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, which conflict could reasonably be expected to have a Material Adverse Effect.

Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding, which could reasonably be expected to result in revocation or denial of any license, permit or approval and could reasonably be expected to have a Material Adverse Effect, is pending or, to the knowledge of the Borrower, threatened.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their material assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.7 hereof.

Section 6.11. Litigation and Other Controversies. Except as set forth on Schedule 6.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. Except as set forth in Schedule 6.12, all material tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower has not received written notice of any proposed additional tax assessment against the Borrower or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. Except those already received, no authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document.

Section 6.14. Affiliate Transactions. Except as permitted by Section 8.14 hereof, none of the Borrower or any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company. None of the Borrower or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. The Borrower and each other member of their Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the Borrower or any Subsidiary has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that, except as set forth in Schedule 6.17: (i) the Borrower and its Subsidiaries, and each of the Properties, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Properties by any applicable Environmental Law; (iii) the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Properties in any material quantity and, to the knowledge of the Borrower, none of the Properties are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Properties, to the Borrower’s knowledge, contain or have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Properties; (vi) other than in compliance with applicable law in all material respects the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Properties, and there are no conditions or occurrences at any of the Properties which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Properties; (viii) none of the Properties are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Properties in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material, which would affect the lawful use of any such Property as currently used; and (ix) there are no conditions or circumstances at any of the Properties which pose an unreasonable risk to the environment or the health or safety of Persons. Promptly after the reasonable request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a Phase I Environmental Report in form and substance acceptable to the Administrative Agent from an environmental firm acceptable to the Administrative Agent with respect to any (y) Eligible Property specified by the Administrative Agent that has an environmental issue that would materially affect the value or use of such Eligible Property and (z) Property that is not an Eligible Property if the environmental issues associated with such Property could reasonably be expected to have a Material Adverse Effect and, if such Phase I Environmental Report indicates any environmental issues, a Phase II Environmental Report; provided that the Administrative Agent shall be entitled to make only one (1) such request per property during the initial term of this Agreement unless an Event of Default has occurred and is continuing.

Section 6.18. OFAC. (a) The Borrower is in compliance, in all material respects, with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of the Borrower is in compliance, in all material respects, with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) the Borrower has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding the Borrower and its Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the Borrower’s knowledge, neither the Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 6.19. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary shall enter into an amendment or modification of any contract or agreement which could, in the Responsible Officer’s business judgment, reasonably be expected to have a Material Adverse Effect.

Section 6.20. Solvency. The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.21. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby with respect to any broker or finder claim for which the Borrower is responsible; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agrees that it will hold the Administrative Agent and the Lenders harmless from, any such claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred by the Borrower in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.23. Condition of Property; Casualties; Condemnation. Except as set forth in Schedule 6.23, each Property owned by the Borrower and each Subsidiary, in all material respects (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of material structural defects, (c) is not subject to material deferred maintenance, (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted and (e) is not located in a flood plain or flood hazard area, or if located in a flood plain or flood hazard area is covered by full replacement cost flood insurance. None of the Properties owned by the Borrower or any Subsidiary is currently materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy which is not in the process of being repaired. No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Change, are pending and served nor threatened against any Property owned by it in any manner whatsoever. No casualty has occurred to any such Property that could reasonably be expected to have a Material Adverse Change. Promptly after the reasonable request of the Administrative Agent, the Borrower shall deliver a current property condition report in form and substance acceptable to Administrative Agent from an independent engineering or architectural firm acceptable to Administrative Agent with respect to any (i) Eligible Property specified by Administrative Agent that has a material maintenance or structural issue that would materially affect the value or use of such Eligible Property and (ii) Property that is not an Eligible Property that has a material maintenance or structural issue associated with such Property that could reasonably be expected to have a Material Adverse Effect; provided that the Administrative Agent shall be entitled to make only one (1) such request during the initial term of this Agreement unless an Event of Default has occurred and is continuing.

Section 6.24. Legal Requirements and Zoning. To Borrower’s knowledge, the use and operation of each Property owned by the Borrower and its Subsidiaries constitutes a legal use (including legally nonconforming use) under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any approvals, restrictions of record or any material agreement affecting any such Property (or any portion thereof).

Section 6.25. No Defaults; Landlord is in Compliance with Leases. Schedule 6.25 hereto identifies each Significant Lease in existence on the date hereof, the Property which is demised pursuant to each Significant Lease and the name of each landlord and lessee under each Significant Lease. Except as disclosed to the Administrative Agent in writing in accordance with Section 8.5(l) hereof, none of the tenants under Significant Leases on Properties owned by the Borrower, Material Subsidiaries or any other Subsidiary of the Borrower are in default for a period in excess of sixty (60) days on the monthly contractual rent payments.

SECTION 7.	CONDITIONS PRECEDENT.

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of said time, except to the extent the same expressly relate to an earlier date (in which case, the same shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality in which case such representation or warranty shall be true and correct in all respects) as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof;

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; and

(e) no Change of Control shall have occurred as a result of (i) the termination set forth in clause (c) of the definition “Change of Control” and (ii) the Borrower’s failure to cure such Change of Control by appointing a replacement chief executive officer of the Company reasonably acceptable to the Administrative Agent within four (4) months.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), inclusive, of this Section 7.1; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Material Subsidiaries, as Guarantors, and the Lenders;

(b) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10 hereof;

(c) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents;

(d) the Administrative Agent shall have received copies of the Borrower’s and each Material Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(e) the Administrative Agent shall have received copies of resolutions of the Borrower’s and each Material Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Material Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary or other Authorized Representative;

(f) the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Material Subsidiary (dated no earlier than forty-five (45) days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is required to the qualified to do business as a foreign corporation or organization under Sections 6.1 or 6.2;

(g) the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(h) the Administrative Agent shall have received the initial fees called for by Section 2.1 hereof;

(i) the capital and organizational structure of the Borrower and its Subsidiaries shall be reasonably satisfactory to the Administrative Agent;

(j) the Administrative Agent shall have received a Closing Date Borrowing Base Certificate;

(k) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against each Eligible Property of the Borrower and each Material Subsidiary evidencing the absence of Liens on its Property except as Permitted Liens or as otherwise permitted by Section 8.8 hereof;

(l) the Administrative Agent shall have received a written opinion of counsel to the Borrower and each Material Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent;

(m) the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the Borrower; and the Administrative Agent and the Borrower shall have received the Internal Revenue Service Forms and any applicable attachments required by Section 12.1(b);

(n) the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request;

(o) the Administrative Agent and any Lender shall have received any information or materials reasonably required by the Administrative Agent or such Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with (i) the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and (ii) any applicable “know your customer” or similar rules and regulations;

(p) the Administrative Agent shall have received pay-off and lien release letters (except with respect to any Permitted Liens) from secured creditors of the Borrower and each Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower and each Subsidiary, which pay-off and lien release letters shall be in form and substance reasonably acceptable to the Administrative Agent;

(q) the secured creditors of the Borrower and each Subsidiary shall have deposited in escrow UCC termination statements and other lien release instruments necessary to release their Liens (other than Permitted Liens) on the assets of the Borrower and each Subsidiary; and

(r) the Administrative Agent shall have received copies of a representative sample of the leases entered into by Borrower or its Subsidiaries with CVS or Walgreens.

Section 7.3. Eligible Property Additions and Deletions to the Borrowing Base. As of the Closing Date, the Borrower represents and warrants to the Lenders and the Administrative Agent that the Initial Properties qualify as Eligible Properties and that the information provided on Schedule 1.1 is true and correct in all material respects.

Upon not less than 10 Business Days prior written notice from the Borrower to the Administrative Agent, the Borrower can designate that a Property be added (subject to the other requirements for a Property qualifying as an Eligible Property) or deleted as an Eligible Property. Such notice shall be accompanied by a Borrowing Base Certificate setting forth the components of the Borrowing Base as of the addition or deletion of the designated Property as an Eligible Property, and with respect to a deletion, Borrower’s certification in such detail as reasonably required by the Administrative Agent that no Default or Event of Default exists under this Agreement and such deletion shall not (A) cause the Eligible Properties to violate the Borrowing Base Requirements, (B) cause a Default, or (C) cause or result in the Borrower failing to comply with any of the financial covenants contained in Section 8.20 hereof. Each addition shall be an Eligible Property in a minimum amount equal to $500,000 Borrowing Base Value or $500,000 Debt Service Coverage Amount, or shall be comprised of more than one qualifying Eligible Properties that in the aggregate have a minimum amount equal to $1,000,000 Borrowing Base Value or $1,000,000 Debt Service Coverage Amount, and all such additions shall be subject to reasonable approval by the Administrative Agent.

If no Default exists at the time of any deletion of a Property from qualifying as an Eligible Property, any Material Subsidiary which owned such Property, but that does not otherwise own any other Eligible Property, shall be released from its obligations under its Guaranty.

SECTION 8.	COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is cured or waived in writing pursuant to the terms of Section 12.13 hereof:

Section 8.1. Maintenance of Existence. (i) The Borrower shall, and shall cause each Guarantor to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof and where failure to preserve and maintain its existence could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Guarantor to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business except where such failure to preserve and keep in force and effect could not reasonably be expected to have a Material Adverse Effect.

(ii) (a) At least one class of common stock of the Borrower shall at all times be duly listed on the New York Stock Exchange, Inc., the NYSE Amex or The NASDAQ Stock Market and (b) the Borrower shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc., the NYSE Amex or The NASDAQ Stock Market, as applicable, and the Securities and Exchange Commission, unless such failure to timely file could not reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties, Agreements. The Borrower and each Guarantor shall cause each of its tenants to maintain, preserve, and keep all of the Borrower’s and each Guarantor’s Property in working condition and order (ordinary wear and tear excepted) in all material respects, and Borrower and each Guarantor shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments to its Property so that it shall at all times be fully preserved and maintained in all material respects. The Borrower shall, and shall cause each Subsidiary to, keep in full force and effect all material contracts and agreements (except any terminations in accordance with the terms therein or approved by the Board of Directors of the Borrower in its business judgment or due to any breach by the other party thereto) and shall not modify or amend any material contract or agreement that would cause a Material Adverse Effect.

Section 8.3. Taxes and Assessments. The Borrower and each Guarantor shall, or shall cause its tenants to, duly pay and discharge all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. Except where the Tenant of a Property shall maintain insurance pursuant to the terms of its Lease, the Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon the reasonable request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 8.4.

Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent for distribution to the Lenders, and L/C Issuer:

(a) as soon as available, and in any event no later than ninety (90) days after the last day each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(b) within the period provided in subsection (a) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(c) as soon as available, and in any event no later than forty-five (45) days after the last day of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent;

(d) as soon as available, and in any event within forty-five (45) days after the last day of each Fiscal Quarter (or ninety (90) days after the last day of each Fiscal Year) a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such fiscal quarter, prepared by the Borrower and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(e) with each of the financial statements delivered pursuant to subsections (a) and (b) above, a Compliance Certificate (“Compliance Certificate”) in the form attached hereto as Exhibit E signed by the chief financial officer of the Borrower or another officer of the Borrower reasonably acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.20 hereof;

(f) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(g) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and upon written request from the Administrative Agent, copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(h) promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business;

(i) as soon as available, and in any event within thirty (30) days after the end of each fiscal year of the Borrower, a copy of the Borrower’s budget for the following year including consolidated projections of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such projections in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent (which shall include a summary of all significant assumptions made in preparing such budget);

(j) notice of any Change of Control;

(k) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Borrower, written notice of (i) any threatened (in writing) or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any matter which could reasonably be expected to have a Material Adverse Effect or (iii) the occurrence of any Default or Event of Default hereunder;

(l) within forty-five (45) days of the end of each of the first three (3) fiscal quarters and within 90 days after the close of the last fiscal quarter of the year (i) a list of all newly formed or acquired Subsidiaries during such quarter (such list shall contain the information relative to such new Subsidiaries as set forth in Schedule 6.2 hereto); (ii) a list of newly executed Significant Leases during such quarter (upon receipt of which Schedule 6.25 shall be deemed amended to include references to such Significant Lease); (iii) a copy of any notice of a material default or any other material notice (including without limitation property condition reviews) received by the Borrower or any Guarantor from any ground lessor under a Significant Lease during such quarter and (iv) a schedule showing for such quarter (A) any Significant Lease that was or is continuing to be in default with respect to monthly contractual rent payments in excess of 60 days;

(m) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Borrower, written notice to each Lender if amounts payable under a Lease of any Eligible Property or portion thereof included in the Borrowing Base Value is more than sixty (60) days past due; and

(n) promptly after the request of any Lender, any other information or report reasonably requested by a Lender.

provided, however, to the extent such items set forth above are filed with the Securities and Exchange Commission or otherwise are publicly available, the Borrower shall be deemed to have satisfied this covenant once it provides notice to the Administrative Agent of such availability.

Section 8.6. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives and agents during normal business hours to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records (which shall be subject to the confidentiality requirements of Section 12.25 hereof), and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees (in the presence of a Responsible Officer) and independent public accountants (and by this provision the Borrower hereby authorizes such accountants with the Borrower present to discuss with the Administrative Agent, such Lenders, and L/C Issuer the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender or L/C Issuer may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower. The Administrative Agent, Lenders and L/C Issuer shall use reasonable efforts to coordinate inspections undertaken in accordance with this Section 8.6 to reduce the administrative burden of such inspections on the Borrower and their Subsidiaries.

Section 8.7. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent any Permitted Liens.

Section 8.8. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to (i) directly or indirectly, make, retain or have outstanding any investments (whether through the purchase of stock or obligations or otherwise) in any Person, real property or improvements on real property, or any loans, advances, lines of credit, mortgage loans or other financings (including pursuant to sale/leaseback transactions) to any other Person, or (ii) acquire any real property, improvements on real property or all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent, with respect to the Borrower or any Subsidiary, any of the following:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one (1) year of the date of issuance thereof;

(b) investments in commercial paper with a Rating of at least P-1 by Moody’s and at least A-1 by S&P maturing within one (1) year of the date of issuance thereof;

(c) interest bearing assets or investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one (1) year or less;

(d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) investments from time to time, not to exceed $5,000,000 in the aggregate at any one time, in (i) corporate bonds issued by real estate companies or real estate investment trusts which bonds have a BBB- or Baa3 Rating or better from S&P or Moody’s, respectively, or (ii) preferred Stock or Stock Equivalents issued by any real estate company or real estate investment trust with at least a market capitalization (based on its common equity securities) of $1,500,000,000; provided that each such real estate company is listed on the New York Stock Exchange, Inc., the NYSE AMEX or the NASDAQ Stock Market and Loan proceeds shall not be used to purchase the investments referenced in this Section 8.8(n);

(g) the Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(h) intercompany advances made from time to time among the Borrower and its Subsidiaries in the ordinary course of business to finance working capital needs;

(i) investments from time to time in individual Properties, including Eligible Properties, or in entities which own such individual Properties including Eligible Properties and Permitted Ground Lease Investments, provided that such investment does not cause a breach of the financial covenants set forth in Section 8.20 hereof;

(j) cash investments in joint ventures in an amount not to exceed in the aggregate at any one time outstanding 10% of the Total Asset Value of the Borrower and its Subsidiaries at such time;

(k) investments in Assets Under Development in an amount not to exceed in the aggregate at any one time outstanding 7.5% of the Total Asset Value of the Borrower and its Subsidiaries at such time;

(l) mortgages, deeds of trust, deeds to secure debt or similar instruments that are a lien upon Property, mezzanine loans and notes receivable directly or indirectly secured by or related to Property and are in an amount not to exceed in the aggregate at any one time outstanding 10% of the Total Asset Value of the Borrower and to Subsidiaries at such time;

(m) investments in Ground Leases other than Permitted Ground Lease Investments in an amount not to exceed in the aggregate at any one time outstanding 25% of the Total Asset Value of the Borrower and its Subsidiaries at such time;

(n) stock repurchases of Borrower’s stock not to exceed $8,000,000 in the aggregate as permitted hereunder; provided that no portion of the first $2,000,000 of Borrower’s stock repurchases shall be permitted unless the ratio of Adjusted EBITDA to Fixed Charges is at least 2.00 to 1.00 on a pro forma basis using the financials from the most recent Fiscal Quarter available and taking into account such proposed stock repurchases during such Fiscal Quarter;

(o) investments in Land Assets and Land Assets contributed to joint ventures in an amount not to exceed in the aggregate at any one time outstanding 32.5% of the Total Asset Value of the Borrower and its Subsidiaries at such time during calendar years 2012 and 2013 and 25% of Total Asset Value of the Borrower and its Subsidiaries at such time from and after January 1, 2014.

Investments of the type described in clauses (j), (k), (l), (m), and (n) immediately preceding shall at no time exceed in the aggregate at any one time outstanding 25% of the Total Asset Value of the Borrower and its Subsidiaries at such time. In addition, investments of the type described in clauses (j), (k), (l), (m), (n) and (o) shall only be permitted if after giving effect to such investment and any Capital Expenditures with respect to Golf Courses the Revolving Credit Availability would permit the Borrower to borrow at least $10,000,000 of Revolving Loans. Prior to Borrower or any Subsidiary making any investment described in clauses (j), (k), (l), (m), (n) and (o), Borrower shall deliver to the Administrative Agent a written certification with accompanying calculations showing compliance with the requirements of the prior sentence; provided, that the certificate for clause (n) shall only be required once during a Fiscal Quarter in which stock repurchases are to be made. Prior to Borrower making any portion of the first $2,000,000 of stock repurchases after the date hereof, Borrower shall deliver to Administrative Agent a written certification of compliance with the requirements set forth in clause (n) above once during any Fiscal Quarter in which stock repurchases are to be made. In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the book value (as defined in GAAP) thereof, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.9. Mergers, Consolidations and Sales. Except with the prior written consent the Required Lenders (which shall not be unreasonably withheld, conditioned or delayed), the Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or substantially all of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, so long as the Borrower and Subsidiaries are in compliance with all covenants and agreements in this Agreement and no Default or Event of Default then exist, this Section shall not apply to nor operate to prevent:

(a) the sale, transfer, lease or other disposition of Property of the Borrower and its Subsidiaries to one another in the ordinary course of its business;

(b) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger;

(c) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(d) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating not more than all or substantially all of the Total Asset Value of the Borrower on the date of this Agreement or the last day of the prior Fiscal Year, as applicable; and

(e) any merger if it results in the simultaneous payoff in immediately available funds of the Obligations.

Section 8.10. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Material Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Material Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Material Subsidiaries granted to the Administrative Agent, (b) the issuance, sale and transfer to any person of any shares of capital stock of a Material Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.9(b) above.

Section 8.11. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA in excess of $1,000,000 of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Upon the Borrower or a Subsidiary obtaining knowledge of any of the following events, the Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in Section 4043 of ERISA) with respect to a Plan (except for events for which reporting is waived), (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan (other than normal operation of the Plan or investments of Plan assets) which would result in the incurrence by the Borrower or any Subsidiary of any material increase in liability, material penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.12. Compliance with Laws. (a) The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Properties in compliance in all material respects with, all applicable Environmental Laws; (ii) use commercially reasonable efforts to require that each tenant and subtenant, if any, of any of the Properties or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Properties; (iv) cure any material violation by it or at any of the Properties of applicable Environmental Laws; (v) not allow the presence or operation at any of the Properties of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Properties except in the ordinary course of its business and in compliance with law; (vii) within ten (10) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon receipt of written notice of any of the following in connection with the Borrower or any Subsidiary or any of the Properties that could reasonably be expected to have a Material Adverse Effect: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required to be performed by the Borrower or its Subsidiaries by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Properties imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Properties which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.13. Compliance with OFAC Sanctions Programs. (a) The Borrower shall at all times comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b) The Borrower shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding the Borrower, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(c) If a Responsible Officer of the Borrower obtains actual knowledge or receives any written notice that the Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 8.14. Burdensome Contracts With Affiliates. Except (a) compensation, bonus and benefit arrangements with employees, officers and directors approved by the Board of Directors or committee thereof, (b) transactions permitted by Section 8.9 hereof, (c) transactions in the ordinary course of business of the Borrower or its Subsidiaries or (d) transactions approved by the Borrower’s board of directors and reasonably acceptable to the Administrative Agent, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.15. No Changes in Fiscal Year. The Fiscal Year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its Fiscal Year from its present basis.

Section 8.16. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Material Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4.2 hereof.

Section 8.17. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date; provided, however, that Borrower and its Subsidiaries are permitted to sell the Golf Courses.

Section 8.18. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.19. No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay Dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary; provided however, that the foregoing does not apply to any limitation on transfers of property that is subject to a Permitted Lien or (e) guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and/or grant Liens on its assets to the Administrative Agent.

Section 8.20. Financial Covenants.

(a) Maximum Total Indebtedness to Total Asset Value Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of Total Indebtedness to Total Asset Value to be greater than 0.55 to 1.00.

(b) Maximum Secured Indebtedness to Total Asset Value Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of Secured Indebtedness to Total Asset Value to be greater than 0.35 to 1.00.

(c) Minimum Adjusted EBITDA to Fixed Charges Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of Adjusted EBITDA for the applicable Rolling Period to Fixed Charges for such Rolling Period to be less than 1.75 to 1.0.

(d) Maximum Secured Recourse Indebtedness to Total Asset Value Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower and its Subsidiaries shall not permit the ratio of Secured Recourse Indebtedness to Total Asset Value to be greater than 0.05 to 1.0.

(e) Maintenance of Net Worth. The Borrower shall as of the last day of each Fiscal Quarter maintain a Tangible Net Worth of not less than the sum of (a) $96,626,249 plus (b) 75% of the aggregate net proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in connection with any offering of Stock or Stock Equivalents of the Borrower or the Subsidiaries.

Section 8.21. Borrowing Base Covenant. The Borrower shall cause the Eligible Properties in the Borrowing Base to at all times comply with the Borrowing Base Requirements and shall exclude from the calculation of Borrowing Base NOI and Borrowing Base Value any Eligible Property or Eligible Properties and their respective Property NOI that exceed the concentration limits set forth in the Borrowing Base Requirements.

Section 8.22. Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures with respect to the Golf Courses in an amount in excess of $500,000 during the Fiscal Year ending December 31, 2012 and $250,000 during the Fiscal Year ending December 31, 2013 and each Fiscal Year thereafter; provided that no Capital Expenditures with respect to the Golf Courses shall be permitted unless the Revolving Credit Availability would permit the Borrower to borrow at least $10,000,000 after giving effect to such Capital Expenditure and any investments of the type set forth in clauses (j), (k), (l), (m), (n) and (o) of Section 8.8 hereof.

Section 8.23. Electronic Delivery of Certain Information. (a) Documents, including financial reports to be delivered pursuant to Section 8.5 hereof, required to be delivered pursuant to this Agreement may be delivered by electronic communication and delivery, including, the Internet, including the website maintained by the Securities and Exchange Commission, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the L/C Issuer) pursuant to Section 1. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Borrower notifies the Administrative Agent of said posting by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent and provides a link thereto; provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Chicago time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Sections 8.5(d) and 8.5(e) to the Administrative Agent. Except for the certificates required by Sections 8.5(d) and 8.5(e), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

(b) Documents required to be delivered pursuant to Section 1 may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement, including a mandatory prepayment required by Section 1.8(b)) or of any

Reimbursement Obligation; or default for a period of three (3) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1 (only with respect to the first sentence thereof), 8.5 (for a period of five (5) days), 8.7, 8.8, 8.9, 8.10, 8.11, 8.20, 8.21 (if not replaced with another Eligible Property or Eligible Properties in accordance with Section 7.3 hereof within ten (10) Business Days after the period of notice required by Section 7.3) or 8.22 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent; provided, however, if such a default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that the Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such default, provided such additional period shall not exceed sixty (60) days;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof; provided, that such breach of a representation or warranty shall not constitute an Event of Default if within ten (10) days of the Borrower’s knowledge of such breach, the Borrower takes such action as may be required to make such representation or warranty to be true in all material respects as made and it did not have a Material Adverse Effect;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents (and the related grace period, if any, shall have expired), or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void;

(f) default and expiration of any cure periods related thereto shall occur under (x) any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $10,000,000 or (y) any recourse Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $5,000,000, or a default and expiration of any cure periods related thereto, shall occur under any indenture, agreement or other instrument under which such Indebtedness for Borrowed Money may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days;

(h) the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control (except for the termination set forth in clause (c) of the definition of “Change of Control”) shall occur;

(j) the Borrower or any Material Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it within sixty (60) days, (vi) take any board of director or shareholder action (including the convening of a meeting) in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof;

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(l) the Common Stock of Borrower fails to be duly listed on the New York Stock Exchange, Inc., the NYSE Amex or The NASDAQ Stock Market; or

(m) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than in accordance with the terms hereof or thereof, or satisfaction in full or all the Obligations, is revoked, terminated, cancelled or rescinded, without the prior written approval of the Administrative Agent; or any Borrower or any Guarantor commences any legal proceeding at law or in equity to contest, or make unenforceable, cancel, revoke or rescind any of the Loan Documents, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Revolving Loans to be forthwith due and payable and thereupon all outstanding Revolving Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Revolving Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under

Section 1.8(b), Section 1.14, Section 9.2 or Section 9.3 above, the Borrower shall forthwith pay one hundred three percent (103%) of the amount required to be so prepaid (to cash collateralize fees and interest as well as the amount of the Letter of Credit), to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts then due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.8(b) and Section 1.14 hereof, if any, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists and, in the case of Section 1.14 hereof, the Defaulting Lender Period with respect to the relevant Defaulting Lender has terminated, and (ii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Revolving Credit Commitments, Revolving Loans or other Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 9.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 10.	CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby related to Eurodollar Loans, such Lender shall promptly give written notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this

Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall promptly prepay the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement or, subject to all of the terms and conditions of this Agreement, convert such affected Eurodollar Loans into Base Rate Loans; provided, however, subject to all of the terms and conditions of this Agreement (unless the affected Eurodollar Loans are converted into Base Rate Loans), the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If any Change in Law shall:

(i) subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except to the extent that any such tax, duties, or other charges or change to basis of taxation applies to items excluded from Taxes (as defined in Section 12.1(a)); or

(ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within fifteen (15) days after written demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

(b) If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or L/C Issuer claiming compensation under Sections 1.11, 10.1, 10.3 and 12.1 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined absent manifest error; provided that such certificate is delivered within one hundred eighty (180) days of the date from which compensation is claimed. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Revolving Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.	THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender and the L/C Issuer hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders and L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its capacity as a Lender (if applicable).

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5(j) hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative

Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 11.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent, Swing Line Lender or any L/C Issuer hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a Swing Line Lender or L/C Issuer to be remitted by the Administrative Agent to or for the account of such Swing Line Lender or L/C Issuer), but shall not be entitled to offset against amounts owed to the Administrative Agent, Swing Line Lender or any L/C Issuer or by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, reasonably acceptable to Borrower, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer.

Section 11.8. L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and Swing Line Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 11.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 12.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Administrative Agent’s Liens in connection with the termination of the Revolving Credit Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties.

Section 11.10. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 12.	MISCELLANEOUS.

Section 12.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein, but excluding (i) net income, franchise taxes and branch profits taxes imposed by reason of the recipient being organized under the laws of, having its principal office in, or having the applicable lending office in the jurisdiction imposing such tax, (ii) any taxes (other than withholding taxes) with respect to the L/C Issuer or a Lender that would not be imposed but for a connection between the Administrative Agent, the L/C Issuer or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent, the L/C Issuer or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any withholding taxes or backup withholding taxes due by reason of the inaccuracy of, or failure to deliver or maintain as required, any of the forms as required under Section 12.1(b) (whether by reason of Section 12.1(c) or otherwise), (iv) any taxes arising after the original date of this Agreement as a result of or attributable to the L/C Issuer or a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, and (v) any taxes imposed by FATCA (as used herein, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof (such non-excluded withholding being collectively called “Taxes”). If any withholding is so required with respect to any Taxes, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer, and the Administrative Agent free and clear of such Taxes (including such Taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer, or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent, the L/C Issuer, or any Lender pays any amount in respect of any such Taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent, the L/C Issuer, or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower or such Guarantor pays any such Taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof (or, if unavailable, such other evidence of payment reasonably acceptable to the Administrative Agent) to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto (including two copies of Internal Revenue Service Forms W-8 (e.g., W-8BEN, W-8ECI, W-8EXP or W-8IMY with appropriate attachments, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such L/C Issuer or Lender establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each Lender or L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two accurate and complete copies of Internal Revenue Service Form W-9, or any subsequent versions or successors to such form, currently effective and duly executed by such Lender or L/C Issuer, establishing that payments to it hereunder and under the Notes are not subject to United States Federal backup withholding tax. The Administrative Agent shall deliver to the Borrower on or before the date hereof a W-8BEN or W-8ECI, as applicable, establishing that payments to it hereunder are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Thereafter and from time to time, each Lender and L/C Issuer shall submit to the Borrower and the Administrative Agent (and the Administrative Agent shall submit to the Borrower) such further copies of such forms (or successor forms as shall be adopted from time to time by the relevant United States taxing authorities) or other appropriate certifications or other documentation required by this subsection on or before the date that any such forms or other certifications or documentation expire or become obsolete and after the occurrence of any event requiring a change in the most recent forms, certification, or other documentation that was delivered to the extent required under then current United States law or regulations to avoid or reduce United States withholding taxes or backup withholding tax on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations.

(c) Inability of Lender to Submit Forms. If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the Borrower and Administrative Agent of such fact in writing and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) FATCA Reporting. If a payment made to a Lender or L/C Issuer under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable requirements of FATCA, such Lender or L/C Issuer shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be

necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer has complied with such Lender’s or L/C Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 12.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 12.4. Documentary Taxes. The Borrower agrees to pay on demand any U.S. documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 12.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Revolving Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, and 12.15 hereof, shall (subject to Section 10.3(c) hereof) survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 12.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other

Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 12.7, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 12.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, the Administrative Agent, or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to the Borrower:		to the Administrative Agent and L/C Issuer:

Consolidated-Tomoka Land Co.		Bank of Montreal
150 Cornerstone Blvd., Suite 100		115 South LaSalle Street
Daytona Beach, Florida 32117		Chicago, Illinois 60603
Attention:	Bruce Teeters	Attention:	Aaron Lanski
Telephone:	386-274-2202	Telephone:	312-461-6364
Email:	bteeters@ctlc.com	Email: aaron.lanski@bmo.com
Fax:	386-274-1223	Fax: 312-293-8409

Consolidated-Tomoka Land Co.		With copy to:
150 Cornerstone Blvd., Suite 100
Daytona Beach, Florida 32117		Bank of Montreal
Attention:	Teresa Thornton Hill	115 South LaSalle Street
Telephone:	386-944-5638	Chicago, Illinois 60603
Email:	tthorntonhill@ctlc.com	Attention: Gwendolyn Gatz
Fax:	386-274-1223	Telephone: 312-461-2238
With copy to:		Email: gwendolyn.gatz@bmo.com Fax: 312-461-2968

Pillsbury Winthrop Shaw Pittman, LLP
2300 N Street, NW
Washington, DC 20037-1122
Attention:	Robert C. Jones
Telephone:	202-663-8274
Email: robin.jones@pillsburylaw.com
Fax: 202-663-8007

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is delivered to the telecopier number specified in this Section 12.8 or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, upon receipt or first refusal of delivery or (iii) if given by any other means, when delivered at the addresses specified in this Section 12.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 12.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 12.10. Successors and Assigns. This Agreement shall be binding upon the Borrower, the Guarantors and their respective successors and permitted assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and permitted assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

Section 12.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Revolving Loans made and Reimbursement Obligations and/or Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section 12.11, and the Administrative Agent and the Borrower shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof. The Borrower and each Guarantor authorizes each Lender to disclose to any participant or prospective participant under this Section 12.11 any financial or other information pertaining to each Guarantor, the Borrower or any Subsidiary; provided that prior to any such disclosure any such participant or prospective participant shall agree in writing to be subject to the confidentiality provisions contained herein.

Section 12.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Revolving Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section 12.12, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Loans and participation interest in L/C Obligations outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date specified in such Assignment and Acceptance) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loan or the Revolving Credit Commitment.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.12(a)(i)(B) and, in addition:

(a) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(c) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(d) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower or Affiliates. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 12.6 and 12.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender or L/C Issuer that grants a participation as described in Section 12.11 shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Revolving Loans made and Reimbursement Obligations and/or Revolving Credit Commitments or other obligations under this Agreement (the “Participant Register”); provided that no Lender or L/C Issuer shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Loans made and Reimbursement Obligations and/or Revolving Credit Commitments or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Obligation or Revolving Credit Commitment is in registered form under Section 5f.103-1(c) of the Treasury Regulations or is otherwise required by this Agreement. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender or L/C Issuer shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section 12.12 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d) Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.17 hereof.

Section 12.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 12.13 shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Revolving Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Revolving Loan or Letter of Credit (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change the definition of Required Lenders, change the provisions of this Section 12.13, or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii) no amendment to Section 13 hereof shall be made without the consent of the Guarantors affected thereby.

Section 12.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 12.15. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower agrees to pay to the Administrative Agent, the L/C Issuer, and each Lender all costs and expenses reasonably incurred or paid by the Administrative Agent, the

L/C Issuer, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Revolving Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent, the L/C Issuer, or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer, or such Lender for any reasonable legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent the same is due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, the parties hereto shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the parties under this Section 12.15 shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement for a period of five (5) years, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

Section 12.16. Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, with the prior written consent of the Administrative Agent, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations then due of the Borrower or such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder.

Section 12.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 12.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

Section 12.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 12.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Revolving Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 12.20 shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 12.22. Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 12.23. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and each Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT, THE L/C ISSUER, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 12.24. USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Patriot Act.

Section 12.25. Confidentiality. Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed in compliance with applicable law (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that to the extent practicable and permitted by applicable law, the party requested to disclose any information will provide prompt written notice of such request to the Borrower, will allow the Borrower a reasonable opportunity to seek appropriate protective measures prior to disclosure and will disclose the minimum amount of information required to comply with such applicable law, regulation, subpoena or legal process, (d) to any other party hereto, (e) to the extent reasonably necessary after consultation with counsel, in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, provided that, to the extent reasonably practicable, the party requested to disclose any such information will provide prompt written notice of such request to the Borrower and will allow the Borrower a reasonable opportunity to seek appropriate protective measures prior to such disclosure, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.25, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 12.25 or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors; provided that the Administrative Agent, any Lender or the L/C Issuer may use such Information as permitted by clause (a) above, but the Administrative Agent, any Lender or the L/C Issuer shall not otherwise disclose such Information except as permitted by clauses (b) - (g), (i), (j) or (k) of this Section 12.25, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Revolving Loans or the Revolving Credit Commitments hereunder, (j) to Gold Sheets and other similar bank trade publications (such information to consist of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications), or (k) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section 12.25, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

Section 12.26. Limitation of Recourse. There shall be full recourse to the Borrower and the Guarantors and all of their assets and properties for the Obligations and any other liability under the Loan Documents. Subject to clauses (i) and (ii) of the following sentence, in no event shall any officer or director of the Borrower or any of its Subsidiaries be personally liable or obligated for the Obligations or any other liability under the Loan Documents. Nothing herein contained shall limit or be construed to (i) release any such officer or director from liability for his or her fraudulent actions, misappropriation of funds or willful misconduct or (ii) limit or impair the exercise of remedies with respect to the Borrower and the Guarantors under the Loan Documents. The provisions of this Section 12.26 shall survive the termination of this Agreement.

SECTION 13.	THE GUARANTEES.

Section 13.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Material Subsidiary party hereto (including any Material Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Revolving Loans, Swing Loans, the Reimbursement Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability, and the due and punctual payment of all other obligations now or hereafter owed by the Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by the Borrower or other obligor punctually to pay any obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 13.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 13 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Revolving Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 13.

Section 13.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 13 shall remain in full force and effect until the Revolving Credit Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Revolving Loans, Swing Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan

Documents have been paid in full. If at any time any payment of the principal of or interest on any Revolving Loan, Swing Loan or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 13 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 13.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the obligations guaranteed hereby shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and Swing Line and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Funds Transfer and Deposit Account Liability and Hedging Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments and Swing Line and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Funds Transfer and Deposit Account Liability and Hedging Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 13.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice except as specifically provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 13.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 13 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 13 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 13.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 13.8. Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 13.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

CONSOLIDATED-TOMOKA LAND CO., a Florida corporation

By	/s/ John P. Albright
	Name:	John P. Albright
	Title:	President and CEO

“ADMINISTRATIVE AGENT AND L/C ISSUER”

BANK OF MONTREAL, as L/C Issuer and as Administrative Agent

By	/s/ Aaron Lanski
	Name	Aaron Lanski
	Title	Managing Director

“LENDERS”

BANK OF MONTREAL, as a Lender and Swing Line Lender

By	/s/ Aaron Lanski
	Name	Aaron Lanski
	Title	Managing Director

[Signature Page Credit Agreement]

“Guarantors”

INDIGO DEVELOPMENT LLC, a Florida limited liability company

By:	Consolidated-Tomoka Land Co.
a Florida corporation
Its Managing Member

	By	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

INDIGO SANFORD LLC, a Florida limited liability company

By:	Indigo Development LLC,
a Florida limited liability company,
Its Sole Member,

	By:	Consolidated-Tomoka Land Co.
a Florida corporation,
Its Managing Member

		By	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

INDIGO MELBOURNE LLC, a Florida limited liability company

By:	Indigo Development LLC,
a Florida limited liability company
Its Sole Member,

	By:	Consolidated-Tomoka Land Co.
a Florida corporation,
Its Managing Member

		By	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

[Signature Page Credit Agreement]

INDIGO CLERMONT LLC, a Florida limited liability company

By:	Indigo Development LLC,
a Florida limited liability company
Its Sole Member,

	By:	Consolidated-Tomoka Land Co.
a Florida corporation,
Its Managing Member

		By	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

INDIGO HENRY LLC, a Florida limited liability company Its Sole Member,

By:	Consolidated-Tomoka Land Co.
a Florida corporation,
Its Managing Member

	By	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

INDIGO MALLARD CREEK LLC, a Florida limited liability company

By:	Indigo Development LLC,
a Florida limited liability company
Its Sole Member,

	By:	Consolidated-Tomoka Land Co.
a Florida corporation,
Its Managing Member

		By	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

S-2

INDIGO GROUP LTD, a Florida limited liability company

By:	Indigo Group Inc.
a Florida corporation,
Its Managing General Partner

	By	/s/ Bruce W. Teeters
Name: Bruce W. Teeters
Title: President

S-3

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Credit Agreement, dated as of February 27, 2012, among Consolidated-Tomoka Land Co., the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $            . Your Revolver Percentage of the unpaid Reimbursement Obligation is $            ] or [                             has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $            . Your Revolver Percentage of the returned Reimbursement Obligation is $            .]

Very truly yours,

BANK OF MONTREAL, as L/C Issuer

By
Name
Title

EXHIBIT B

NOTICE OF BORROWING

Date:                     ,

To:	Bank of Montreal, as Administrative Agent for the Lenders from time to time parties to the Credit Agreement dated as of February 27, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Consolidated-Tomoka Land Co., certain Guarantors which are signatories thereto, certain Lenders which are from time to time parties thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Consolidated-Tomoka Land Co. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is                     ,     .

2. The aggregate amount of the proposed Borrowing is $            .

3. The Borrowing is being advanced under the Revolving Credit.

4. The Borrowing is to be comprised of $             of [Base Rate] [Eurodollar] Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be              months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

CONSOLIDATED-TOMOKA LAND CO.

By:
Name:
Title:

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date:                     ,

To:	Bank of Montreal, as Administrative Agent for the Lenders from time to time parties to the Credit Agreement dated as of February 27, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Consolidated-Tomoka Land Co., certain Guarantors which are from time to time signatories thereto, certain Lenders which are from time to time parties thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Consolidated-Tomoka Land Co. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is                     ,     .

2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $            .

3. The Revolving Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be              months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

CONSOLIDATED-TOMOKA LAND CO.

By:
Name:
Title:

EXHIBIT D-1

REVOLVING NOTE

U.S. $	February , 2012

FOR VALUE RECEIVED, the undersigned, Consolidated-Tomoka Land Co., a Florida corporation (the “Borrower”), hereby promises to pay to                              (the “Lender”) or its permitted assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of                              Dollars ($            ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of February 27, 2012, among the Borrower, the Guarantors party thereto, the Lenders parties thereto, the Swing Line Lender, the L/C Issuer and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

CONSOLIDATED-TOMOKA LAND CO.

By:
Name:
Title:

EXHIBIT D-2

SWING NOTE

U.S. $5,000,000.00	February , 2012

FOR VALUE RECEIVED, the undersigned, Consolidated-Tomoka Land Co., a Florida corporation (the “Borrower”), hereby promises to pay to                              (the “Lender”) or its permitted assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of February 27, 2012, among the Borrower, the Guarantors party thereto, the Lenders. Swing Line Lender and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

CONSOLIDATED-TOMOKA LAND CO.

By
Name
Title

EXHIBIT E

COMPLIANCE CERTIFICATE

To:	Bank of Montreal, as Administrative

Agent under, and the Lenders party to,

the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of February 27, 2012, among Consolidated-Tomoka Land Co., as Borrower, the Guarantors signatory thereto, the Administrative Agent and the Lenders party thereto (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                              of Consolidated-Tomoka Land Co.;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     20    .

CONSOLIDATED-TOMOKA LAND CO.

By:
Name:
Title:

SCHEDULE I

TO COMPLIANCE CERTIFICATE

COMPLIANCE CALCULATIONS

FOR CREDIT AGREEMENT DATED AS OF FEBRUARY 27, 2012

CALCULATIONS AS OF                     ,

A. Maximum Total Indebtedness to Total Asset Value Ratio (Section 8.20(a))

1. Total Indebtedness	$

2. Total Asset Value as calculated on Exhibit A hereto	_______

3. Ratio of Line A1 to A2	:1.0

4. Line A3 must not exceed	0.55:1.0

5. The Borrower is in compliance (circle yes or no)	yes/no

B. Maximum Secured Indebtedness to Total Asset Value Ratio (Section 8.20(b))

1. Secured Indebtedness	$

2. Total Asset Value as calculated on Exhibit A hereto	_______

3. Ratio of Line B1 to B2	:1.0

4. Line B3 must not exceed	0.35:1.0

5. The Borrower is in compliance (circle yes or no)	yes/no

C. Minimum Adjusted EBITDA to Fixed Charges Ratio (Section 8.20(c))

1. Net Income	$

2. Depreciation and amortization expense	_______

3. Interest Expense	_______

4. Income tax expense	_______

5. Extraordinary, unrealized or non-recurring losses	_______

6. Extraordinary, unrealized or non-recurring gains	_______

7. Income tax benefits	_______

8. Annual Capital Expenditure Reserve	_______

9. Sum of Lines C2, C3, C4 and C5	_______

10. Sum of Lines C6 and C7 and C8	_______

11. Line C1 plus Line C9 minus Line C10 (“Adjusted EBITDA”)	_______

12. Interest Expense	_______

13. Principal Amortization Payments	_______

14. Dividends	_______

15. Stock Repurchases	_______

16. Income Taxes Paid	_______

17. Sum of Lines C12, C13, C14, C15 and C16 (“Fixed Charges”)	_______

18. Ratio of Line C11 to Line C17	:1.0

19. Line C18 shall not be less than	1.75:1.0

20. The Borrower is in compliance (circle yes or no)	yes/no

D. Maximum Secured Recourse Indebtedness to Total Asset Value Ratio (Section 8.20(d))

1. Secured Recourse Indebtedness	$

2. Total Asset Value as calculated on Exhibit A hereto	_______

3. Ratio of Line D1 to Line D2	:1.0

4. Line D3 shall not exceed	0.05:1.0

5. The Borrower is in compliance (circle yes or no)	yes/no

E. Tangible Net Worth (Section 8.20(e))

1. Tangible Net Worth	$

2. Aggregate net proceeds of Stock and Stock Equivalent offerings	_______

3. 75% of Line E2	_______

4. $96,626,249 plus Line E3	_______

5. Line E1 shall not be less than Line E4

6. The Borrower is in compliance (circle yes or no)	yes/no

F. Investments (Joint Ventures) (Section 8.8(j))

1. Cash Investments in Joint Ventures	$

2. Total Asset Value	_______

3. Line F1 divided by Line F2	_______

4. Line F3 shall not exceed 10% of Total Asset Value

5. The Borrower is in compliance (circle yes or no)	yes/no

G. Investments (Assets Under Development) (Section 8.8(k))

1. Assets Under Development	$

2. Total Asset Value	_______

3. Line G1 divided by Line G2	_______

4. Line G3 shall not exceed 7.5% of Total Asset Value

5. The Borrower is in compliance (circle yes or no)	yes/no

H. Investments (Mortgage Loans, Mezzanine Loans and Notes Receivable) (Section 8.8(l))

1. Mortgage Loans, Mezzanine Loans and Notes Receivable	$

2. Total Asset Value	_______

3. Line H1 divided by Line H2	_______

4. Line H3 shall not exceed 10% of Total Asset Value

5. The Borrower is in compliance (circle yes or no)	yes/no

I. Investments (Ground Leases) (Section 8.8(m))

1. Investments in Ground Leases other than Permitted Ground Lease Investments	$

2. Total Asset Value	_______

3. Line I1 divided by Line I2	_______

4. Line I3 shall not exceed 25% of Total Asset Value

5. The Borrower is in compliance (circle yes or no)	yes/no

J. Investments (Stock Repurchases) (Section 8.8(n))

1. Aggregate amount of Borrower’s stock repurchases	$

2. Line J1 shall not exceed $8,000,000

3. The Borrower is in compliance (circle yes or no)	yes/no

K. Investments (Land Assets) (Section 8.8(o))

1. Land Assets	$

2. Total Asset Value	_______

3. Line K1 divided by Line K2	_______

4. Line K3 shall not exceed 32.5% of Total Asset Value for 2012 and 2013 and 25% of Total Asset Value for 2014

5. The Borrower is in compliance (circle yes or no)	yes/no

L. Aggregate Investment Limitation to Total Asset Value (Section 8.8)

1. Sum of Lines F1, G1, H1, I1 and J1	$

2. Total Asset Value	_______

3. Line L1 divided by Line L2	_______

4. Line L3 shall not exceed 25% of Total Asset Value

5. The Borrower is in compliance (circle yes or no)	yes/no

M. Golf Course Capital Expenditures (Section 8.22)

1. Aggregate Amount of Capital Expenditures for Golf Courses during 20	$

2. Line M1 shall not exceed $500,000 for 2012 and $250,000 for 2013 and thereafter

3. The Borrower is in compliance (circle yes or no)	yes/no

EXHIBIT A TO SCHEDULE I

TO COMPLIANCE CERTIFICATE

OF CONSOLIDATED-TOMOKA LAND CO.

This Exhibit A is attached to Schedule I to the Compliance Certificate of Consolidated-Tomoka Land Co. dated February 27, 2012 and delivered to Bank of Montreal, as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Total Asset Value for Rolling Period most recently ended:

[Insert Calculation]

CONSOLIDATED-TOMOKA LAND CO.

By:
Name:
Title:

EXHIBIT B TO SCHEDULE I

TO COMPLIANCE CERTIFICATE

OF CONSOLIDATED-TOMOKA LAND CO.

This Exhibit B is attached to Schedule I to the Compliance Certificate of Consolidated-Tomoka Land Co. dated February 27, 2012 and delivered to Bank of Montreal, as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Property NOI for all Properties for Rolling Period most recently ended:

PROPERTY	PROPERTY INCOME	MINUS	PROPERTY EXPENSES (WITHOUT CAP. EX. RESERVE OR MANAGEMENT FEES)	MINUS	ANNUAL CAPITAL EXPENDITURE RESERVE	MINUS	GREATER OF 3% OF RENTS OR ACTUAL MANAGEMENT FEES	EQUALS	PROPERTY NOI
		$-	$					=	$
		$-	$					=	$
		$-	$					=	$
		$-	$					=	$

TOTAL PROPERTY NOI FOR ALL PROPERTIES:	$

CONSOLIDATED-TOMOKA LAND CO.

By:
Name:
Title:

EXHIBIT F

ASSIGNMENT AND ACCEPTANCE

Dated                     ,

Reference is made to the Credit Agreement dated as of February 27, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Consolidated-Tomoka Land Co., the Guarantors from time to time party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                             (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(b) and (c) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

4. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be              (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[ASSIGNOR LENDER]

By
Name
Title

[ASSIGNEE LENDER]

By
Name
Title

Accepted and consented this

     day of

CONSOLIDATED-TOMOKA LAND CO.

By
Name
Title

Accepted and consented to by the Administrative Agent and L/C Issuer this day of

BANK OF MONTREAL, as Administrative Agent and L/C Issuer

By
Name
Title

ANNEX I

TO ASSIGNMENT AND ACCEPTANCE

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

FACILITY ASSIGNED	AGGREGATE COMMITMENT/ LOANS FOR ALL LENDERS	AMOUNT OF COMMITMENT/ LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT/LOANS

Revolving Credit	$	$	%

EXHIBIT G

ADDITIONAL GUARANTOR SUPPLEMENT

                    ,

Bank of Montreal, as Administrative Agent for the

Lenders named in the Credit Agreement dated as of

February 27, 2012, among Consolidated-Tomoka

Land Co., as Borrower, the Guarantors signatories

thereto, the Lenders from time to time party thereto,

and the Administrative Agent (the “Credit

Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including, without limitation, Section 13 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours,

[NAME OF SUBSIDIARY GUARANTOR]

By
Name
Title

EXHIBIT H

COMMITMENT AMOUNT INCREASE REQUEST

                    ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of February 27, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Consolidated-Tomoka Land Co., the Guarantors which are signatories thereto, certain Lenders parties thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Consolidated-Tomoka Land Co. (the “Borrower”) hereby refers to the Credit Agreement and requests that the Administrative Agent consent to an increase in the aggregate Revolving Credit Commitments (the “Commitment Amount Increase”), in accordance with Section 1.15 of the Credit Agreement, to be effected by [an increase in the Revolving Credit Commitment of [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, the Revolving Credit Commitment of the [Lender] [New Lender] shall be $            .

[Include paragraphs 1-4 for a New Lender]

1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Revolving Loans and other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3. The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

[4. The New Lender has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in [Section 12.1] of the Credit Agreement.]*

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.15 of the Credit Agreement, but not in any case prior to                             ,     . It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.15 of the Credit Agreement shall have been paid.

The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

CONSOLIDATED-TOMOKA LAND CO.

By:
Name:
Title:

[NEW OR EXISTING LENDER INCREASING COMMITMENTS]

By:
Name:
Title:

The undersigned hereby consents on this day of , to the above-requested Commitment Amount Increase.

BANK OF MONTREAL, as Administrative Agent

By
Name
Title

EXHIBIT I

BORROWING BASE CERTIFICATE

To:	Bank of Montreal, as Administrative

Agent under, and the Lenders party to,

the Credit Agreement described below.

Pursuant to the terms of the Credit Agreement dated as of February 27, 2012, among us (the “Credit Agreement”), we submit this Borrowing Base Certificate to you and certify that the calculation of the Borrowing Base set forth below and on any Exhibits to this Certificate is true, correct and complete as of the Borrowing Base Determination Date.

A. Borrowing Base Determination Date:                                  , 20    .

B. The Borrowing Base and Revolving Credit Availability as of the Borrowing Base Determination Date is calculated as:

1.	60% of the Borrowing Base Value as calculated on Exhibit A hereto	$	_______

2.	Debt Service Coverage Amount as calculated on Exhibit B hereto	$	_______

3.	The lesser of Line 1 and Line 2 (the “Borrowing Base”) (Line 3 not to exceed Revolving Credit Commitment)	$	_______

4.	Aggregate Unsecured Indebtedness excluding Revolving Loans and Letters of Credit outstanding	$	_______

5.	Aggregate Revolving Loans and face amount of Letters of Credit outstanding	$	_______

6.	Sum of Line 4 and Line 5 (Unsecured Indebtedness)	$	_______

7.	Line 3 minus Line 6 (the “Revolving Credit Availability”)	$	_______

The foregoing certifications, together with the computations set forth in Schedule I hereto are made and delivered this      day of                          20    .

CONSOLIDATED-TOMOKA LAND CO.

By:
Name:
Title:

EXHIBIT A TO BORROWING BASE CERTIFICATE

OF CONSOLIDATED-TOMOKA LAND CO.

This Exhibit A is attached to the Borrowing Base Certificate of Consolidated-Tomoka Land Co. for the Borrower Base Determination Date of                      , 20     and delivered to Bank of Montreal, as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Borrowing Base Value as of the Borrowing Base Determination Date set forth above:

[Insert Calculation or attach Schedule with exclusions for concentration limits]

BORROWING BASE VALUE OF ALL ELIGIBLE PROPERTIES:			$_______

BORROWING BASE REQUIREMENTS:

A.	Number of Properties

	1.	The number of Eligible Properties	_______

	2.	Line A1 shall not be less than 12

	3.	The Borrower is in compliance (circle yes or no)	yes/no

B.	Borrowing Base Value

	1.	Borrowing Base Value	$_______

	2.	Line B1 shall not be less than $75,000,000

	3.	The Borrower is in compliance (circle yes or no)	yes/no

C.	Non-Retail Properties

	1.	Percent of Borrowing Base Value attributable to Non-retail Properties	______%

	2.	Line C1 shall not be greater than 20%

	3.	The Borrower is in compliance (circle yes or no)	yes/no

D.	Individual Eligible Property Value

	1.	The Percentage of Borrowing Base Value of each Eligible Property is set forth [above or on the attached Schedule] and the largest Borrowing Base Value or any Eligible Property is $ for the Eligible Property.

	2.	No Eligible Property comprises more than 15% of Borrowing Base Value

	3.	The Borrower is in compliance (circle yes or no)	yes/no

E.	Single Tenant Borrowing Base Value

	1.	The largest amount of Borrowing Base Value from a single Tenant that does not maintain a Rating of at least BBB-/Baa3 from S&P or Moody’s, respectively, is $ from .

	2.	No single Tenant that does not maintain a Rating of at least BBB-/Baa3 from S&P or Moody’s, respectively, comprises more than 15% of Borrowing Base Value

	3.	The Borrower is in compliance (circle yes or no)	yes/no

F.	Permitted Ground Lease Investments

	1.	Percent of Borrowing Base Value attributable to Permitted Ground Lease Investments	__%

	2.	Line F1 shall not be greater than 30%

	3.	The Borrower is in compliance (circle yes or no)	yes/no

EXHIBIT B TO BORROWING BASE CERTIFICATE

OF CONSOLIDATED-TOMOKA LAND CO.

This Exhibit B is attached to the Borrowing Base Certificate of Consolidated-Tomoka Land Co. for the Borrowing Base Determination Date of                      , 20     and delivered to Bank of Montreal, as Administrative Agent, and the Lenders party to the Credit Agreement referred to therein. The undersigned hereby certifies that the following is a true, correct and complete calculation of Debt Service Coverage Amount as of the Borrowing Base Determination Date set forth above:

ELIGIBLE PROPERTIES	DEBT SERVICE COVERAGE AMOUNT AS CALCULATED ON ANNEX I TO THIS EXHIBIT B
$
$
$
$

TOTAL DEBT SERVICE COVERAGE AMOUNT OF ALL ELIGIBLE PROPERTIES:	$

ANNEX I TO EXHIBIT B TO BORROWING BASE CERTIFICATE

OF CONSOLIDATED-TOMOKA LAND CO.

[Borrower to Insert Calculation of Debt Service Coverage Amount for each Eligible Property with concentration limit exclusions]

SCHEDULE I

COMMITMENTS

LENDER	REVOLVING CREDIT COMMITMENT

Bank of Montreal	$46,000,000

Total:	$46,000,000

SCHEDULE 1.1

INITIAL PROPERTIES

[See attached.]

SCHEDULE 6.2

SUBSIDIARIES

INDIGO CLERMONT LLC	(A limited liability company)
Date of Formation:	November 17, 2005
State of Formation:	Florida
Member:	Indigo Development LLC	100%
(Managing Member)

INDIGO DEVELOPMENT LLC	(A limited liability company)
(Name changed from Indigo Development Inc.)
Date of Formation:	January 13, 2009
State of Formation:	Florida
Member:	Consolidated-Tomoka Land Co.	100%
(Managing Member)

NOTE: Indigo Development LLC is registered with the Secretary of State for State of Georgia(Control #07094576)

INDIGO GRAND CHAMPIONS ONE LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

INDIGO GRAND CHAMPIONS TWO LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

INDIGO GRAND CHAMPIONS THREE LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

INDIGO GRAND CHAMPIONS FOUR LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

2

INDIGO GRAND CHAMPIONS FIVE LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

INDIGO GRAND CHAMPIONS SIX LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

INDIGO GRAND CHAMPIONS SEVEN LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

INDIGO GRAND CHAMPIONS EIGHT LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

INDIGO GRAND CHAMPIONS NINE LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

INDIGO GRAND CHAMPIONS TEN LLC	(A limited liability company)
Date of Formation:	July 20, 2010
State of Formation:	Florida
Member:	Palms Del Mar Inc.	100%
(Managing Member)

INDIGO GROUP INC.
Date of Incorporation:	September 27, 1984
Name Change from Indigo Development Inc. April 7, 1987
Name Change from The Charles Wayne Group Inc. July 23, 1991
State of Incorporation:	Florida
Authorized Shares:	7,500 common shares @ $1.00 par value
75,000 (increased from 30,000 4/26/85) Series preferred shares @ $100.00 par value

3

INDIGO GROUP LTD. (A Limited Partnership)
Date of Formation:	April 30, 1987
State of Formation:	Florida

Name Change from The Charles Wayne Group Ltd. August 1, 1991

Partners:

Indigo Group Inc.

(Managing General Partner)	l.0%
Consolidated-Tomoka Land Co.	99.0%

INDIGO HENRY LLC	(A limited liability company)
Date of Formation:	May 24, 2006
State of Formation:	Florida
Member:	Consolidated-Tomoka Land Co.	100%
(Managing Member)

NOTE: Indigo Henry LLC is registered with the Secretary of State for State of Georgia (Control #07094574)

INDIGO INTERNATIONAL LLC	(A limited liability company)
Date of Formation:	January 13, 2009
State of Formation:	Florida
Member:	Consolidated-Tomoka Land Co.	100%
(Managing Member)

INDIGO MALLARD CREEK LLC	(a limited liability company)
Date of Formation:	March 12, 2008
State of Formation	Florida
Member:	Indigo Development LLC	100%
(Managing Member)

INDIGO MELBOURNE LLC	(a limited liability company)
Date of Formation:	February 24, 2003
State of Formation:	Florida
Member:	Indigo Development LLC	100%
(Managing Member)

INDIGO SANFORD LLC	(A limited liability company)
Date of Formation:	October 17, 2001
State of Formation:	Florida
Member:	Indigo Development LLC	100%
(Managing Member)

4

PALMS DEL MAR INC.
Date of Incorporation:	May 12, 1978 (Acquired by CTLC 3/27/87)
State of Incorporation:	Florida
Authorized Shares:	1,000 common shares @ $1.00 par value

W. HAY INC.
Date of Incorporation:	December 21, 2004
State of Incorporation:	Florida
Authorized Shares:	1,000 common shares, $1.00 par value

W. HAY LLC	(A limited liability company)
Date of Formation:	December 22, 2004
State of Formation:	Florida
Member:	W. Hay LLC 100%
(Managing Member)

5

SCHEDULE 6.6

MATERIAL ADVERSE CHANGE

NONE.

SCHEDULE 6.11

LITIGATION

This Schedule 6.11 is qualified in its entirety by reference to specific provisions of the Credit Agreement to which it relates, and to the extent such provisions contain representations and warranties, this Schedule 6.11 is intended to only qualify and shall not be deemed to expand in any way the scope or effect of any such representations and warranties. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Credit Agreement. Inclusion of information herein shall not be construed as an admission that such information is material to the Borrower or to any of the Subsidiaries. Matters reflected in this Schedule are not necessarily limited to matters required by the Credit Agreement to be reflected herein. Any such additional matters are included herein for informational purposes and do not necessarily include other matters of similar nature. Headings have been inserted herein for convenience of reference only and shall to no extent have the effect of amending or changing the express description of this Schedule in the Credit Agreement.

Wintergreen Advisers, LLC v Consolidated-Tomoka Land Co. This is an action involving a demand for inspection of certain corporate records that commenced in 2008. The Company believed that the subject demand did not meet Florida’s statutory requirements for production of records, believed that it had fulfilled all of its statutory obligations to Wintergreen and vigorously defended the action. The trial court entered a Final Order Partially Granting and Partially Denying Wintergreen’s Verified Application. Wintergreen subsequently appealed this matter. On January 13, 2012, the Court issued an order denying Wintergreen’s motion. Wintergreen did not seek discretionary review of the denial with the Florida Supreme Court via petition for certiorari or otherwise.

St. Johns River Water Management District v. Consolidated-Tomoka Land Co. On September 23, 2010, St. Johns River Water Management District (the “District”) served the Company with an administrative complaint regarding the Company’s agricultural operations on certain Company lands, alleging that the Company constructed and operated a surface water system without the proper permit. The Company disagreed with the assertions in the complaint on the basis that it is, and has been for quite some time prior, engaged in agricultural and silvacultural activities on the property that qualify for the agricultural exemption from such permitting under Florida law. The District recently requested to have a binding determination made by the Florida Department of Agricultural and Consumer Services (“DACS”) on January 31, 2012 as to whether the Company’s activities fall within the agricultural exemption and the Company is presently preparing its response. This matter is ongoing.

North Carolina Department of Transportation/Lease Agreement with Harris Teeter. On November 21, 2011, the Company, Indigo Mallard Creek LLC and Indigo Development LLC, as owners of the Harris Teeter income property in Charlotte, were served with pleadings for a highway condemnation action. The Company believes the taking of property is not material (a small strip of land along WT Harris Boulevard, a small piece of one of the Mallard Creek Road entry roads and a temporary construction easement over the other) however, as a result of the road modification, an all-access intersection at Mallard Creek Road will become right-in/right-out only access. The Company has engaged North Carolina counsel to represent its interests and to evaluate how to proceed in this matter. However, Harris Teeter, as the tenant under the lease for this property, recently forwarded correspondence that it believes the loss of the all-access intersection materially adversely affects its business at this location, which, according to Harris Teeter’s interpretation of the lease, allows it the right to terminate the lease. The Company does not believe the road modifications result in a taking that rise to this level since no access is permanently taken and has responded to Harris Teeter through North Carolina counsel. These matters are ongoing.

2

SCHEDULE 6.12

TAX RETURNS

At this time, the following Subsidiaries, none of which is a Material Subsidiary, do not intend to pay taxes, assessments, fees and other governmental charges upon Property owned by each such subsidiary:

Indigo Grand Champions One LLC

Indigo Grand Champions Two LLC

Indigo Grand Champions Three LLC

Indigo Grand Champions Four LLC

Indigo Grand Champions Five LLC

Indigo Grand Champions Six LLC

Indigo Grand Champions Seven LLC

Indigo Grand Champions Eight LLC

Indigo Grand Champion Nine LLC

SCHEDULE 6.17

ENVIRONMENTAL ISSUES

This Schedule 6.17 is qualified in its entirety by reference to specific provisions of the Credit Agreement to which it relates, and to the extent such provisions contain representations and warranties, this Schedule 6.17 is intended to only qualify and shall not be deemed to expand in any way the scope or effect of any such representations and warranties. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Credit Agreement. Inclusion of information herein shall not be construed as an admission that such information is material to the Borrower or to any of the Subsidiaries. Matters reflected in this Schedule are not necessarily limited to matters required by the Credit Agreement to be reflected herein. Any such additional matters are included herein for informational purposes and do not necessarily include other matters of similar nature. Headings have been inserted herein for convenience of reference only and shall to no extent have the effect of amending or changing the express description of this Schedule in the Credit Agreement.

Property	Address	Description of Environmental Issue

CVS 8374	13550 U.S. Hwy 1 Roseland, FL	Underground storage tanks were removed and a clean closure letter was issued approximately 5/2003.

CVS 4525	550 W. First Street Sanford, FL	Monitoring wells were located on the property but a “No Further Action” letter from the Department of Environmental Protection was issued dated 01/12/2004.

CVS 3483	3550 N. U.S. Hwy 27 Sebring, FL	A prior Phase II identified underground storage tanks on the property that were removed. When the Company acquired this property, it be was believed that the previous owner had achieved site closure. It was recently brought to our attention that the proper

Property	Address	Description of Environmental Issue
CVS 3483 (cont.)		paperwork had not been filed correctly with the State thus closure was not achieved. In order to achieve “No Further Action” status, the Company is complying with State’s requirements.

Northern Tool	1625 Patton Ave. Asheville, NC	Phase I and Phase II Environment Site Assessments were conducted in the first quarter of 2004 by Engineering Consulting Services LTD. The reports indicated that two underground storage tanks were removed from site however, soil testing had not been completed. There is an existing monitoring well remaining for sampling if necessary. A “No Further Action” letter has not been issued.

Indigo Lakes Resort	Daytona Beach, FL	Indigo Lakes is currently in a State-funded program (PCPP) and has been for several years as result of some contamination originating from maintenance of machinery and equipment at golf course area occurring during the time the Company owned the resort. The program consists of monitoring numerous wells on site locations. The Company is presently trying to obtain “Risk Base Closure” status.

2

Property	Address	Description of Environmental Issue

Little Lake Grassy	Lake Placid, FL	Little Lake Grassy is a small pond located in an extensive orange grove that was formerly operated by the Company. The contamination originated at a maintenance facility used to work on machinery necessary to maintain an orange grove. The State recently approved a Remedial Action Plan and work is scheduled to begin this month. It is the Company’s understanding that the success rate for closure utilizing this method is very high.

3

SCHEDULE 6.23

MAINTENANCE AND CONDITION

This Schedule 6.23 is qualified in its entirety by reference to specific provisions of the Credit Agreement to which it relates, and to the extent such provisions contain representations and warranties, this Schedule 6.23 is intended to only qualify and shall not be deemed to expand in any way the scope or effect of any such representations and warranties. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Credit Agreement. Inclusion of information herein shall not be construed as an admission that such information is material to the Borrower or to any of the Subsidiaries. Matters reflected in this Schedule are not necessarily limited to matters required by the Credit Agreement to be reflected herein. Any such additional matters are included herein for informational purposes and do not necessarily include other matters of similar nature.

The Borrower owns approximately 11,300 acres of land in Daytona Beach, Volusia County, Florida and the surrounding area for which no formal flood zone determination has been made.

SCHEDULE 6.25

SIGNIFICANT LEASES

(All Leases including self development)

Property	Tenant	Landlord

1900 International Speedway Blvd. Daytona Beach, Florida	Barnes & Noble Booksellers, Inc.	Indigo Development LLC

4405 S. Hwy. 27 Clermont, Florida	Holiday CVS, L.L.C. (Store #8375)	Indigo Development LLC

1640 U.S. Hwy 27 Clermont, Florida	Holiday CVS, L.L.C. (Store #7897)	Indigo Development LLC (as to an undivided 25% interest) Consolidated-Tomoka Land Co. (as to an undivided 31% interest)

Indigo Clermont LLC (as to an undivided 44% interest)

7970 N. Wickham Rd. Melbourne, Florida	Holiday CVS, L.L.C. (Store #5202)	Indigo Melbourne LLC (as to an undivided 58% interest)

Indigo Development LLC (as to an undivided 18% interest)

Consolidated-Tomoka Land Co. (as to an undivided 24% interest)

13550 U.S. Hwy. 1 Roseland, Florida	Holiday CVS, L.L.C. (Store 8374)	Indigo Development LLC

4215 9th St. S.W. Vero Beach, Florida	Holiday CVS, L.L.C. (Store #7883)	Indigo Development LLC (as to an undivided 78% interest) Consolidated-Tomoka Land Co. (as to an undivided 22% interest)

4639 W. 1st St. Sanford, Florida	Holiday CVS, L.L.C. (Store #5195)	Indigo Sanford LLC (as to an undivided 75% interest) Indigo Development LLC (as to an undivided 25% interest)\

550 W. First Street Sanford, Florida	Holiday CVS, L.L.C. (Store #4525)	Consolidated-Tomoka Land Co.

3550 N. U.S. Hwy. 27 Sebring, Florida	Holiday CVS, L.L.C. (Store #3483)	Indigo Development LLC

Property	Tenant	Landlord

1875 Capital Circle Tallahassee, Florida	Holiday CVS, L.L.C. (Store #5025)	Indigo Development LLC

1871 Jonesboro Rd. McDonough, GA	Dick’s Sporting Goods, Inc.	Consolidated-Tomoka Land Co. (as to an undivided 40.5% interest) Indigo Development LLC (as to an undivided 28.7% interest)

Indigo Henry LLC (as to an undivided 30.8% interest)

1871 Jonesboro Rd. McDonough, GA	Best Buy Stores, L.P.	Consolidated-Tomoka Land Co. (as to an undivided 40.5% interest) Indigo Development LLC (as to an undivided 28.7% interest)

Indigo Henry LLC (as to an undivided 30.8% interest)

130 Lowe’s Blvd. Lexington, NC	Lowes Home Centers, Inc.	Indigo Development LLC

2201 West W.T. Harris Blvd. Charlotte, NC	Harris Teeter, Inc.	Indigo Development LLC (as to an undivided 42% interest) Consolidated-Tomoka Land Co. (as to an undivided 37% interest)

Indigo Mallard Creek LLC (as to an undivided 21% interest)

1625 Patton Ave. Asheville, NC	Northern Tool & Equipment Co., Inc.	Indigo Development LLC

13583 Hunter’s Oak Center Orlando, Florida	RBC Centura Bank	Indigo Development LLC

5320 Flynn Crossing Dr. Alpharetta, GA	RBC Centura Bank	Indigo Development LLC

790 Gateway Dr. Altamonte Springs, FL	RBC Centura Bank	Consolidated-Tomoka Land Co.

4395 Kimball Bridge Rd. Alpharetta, GA	Walgreen Co. (Store #5903)	Indigo Development LLC

1489 S. Orange Blossom Tr. Apopka, FL	Walgreen Co. (Store #7695)	Indigo Development LLC

2590 E. Hwy. 50 Clermont, FL	Walgreen Co. (Store 7273)	Indigo Development LLC (as to an undivided 64% interest) Consolidated-Tomoka Land Co. (as to an undivided 36% interest)

2

Property	Tenant	Landlord

3298 S. John Young Prkwy Kissimmee, FL	Walgreen Co. (Store #4442)	Indigo Development LLC

11600 S. Orange Blossom Tr. Orlando, FL	Walgreen Co. (Store #4646)	Indigo Development LLC

1160 Malabar Rd., S.E. Palm Bay, FL	Walgreen Co. (Store #4816)	Indigo Development LLC (as to an undivided 70% interest) Indigo Group Ltd. (as to an undivided 30% interest)

1070 Richard D. Sailors Prkway Powder Springs, GA	Walgreen Co. (Store #5897)	Indigo Development LLC

MASON COMMERCE CENTER

1160 (Building 1) and 1180 (Building 2) Williamson Blvd.

Daytona Beach, FL

Units 100 and 110, Building 1	Volusia-Flagler Vascular Center, LLC	Indigo Development LLC

Units 150, 160, 170, Building 1	State of Florida Department of Revenue	Indigo Development LLC

Unit 140, Building 1	Walgreen Home Care	Indigo Development LLC

Units 120, 130 Building 1	Walgreen Co.	Indigo Development LLC

Units 110, 120, 130, 140, 150, 160, and 170, Building 2	State of Florida Department of Revenue	Indigo Development LLC

LPGA PCD A LOT 2 (CONCIERGE BUILDING)
1616 Concierge Blvd.
Daytona Beach, FL

Suites A, C, and D, First Floor	Eubank, Hassell & Associates d/b/a Hassell, Moorhead & Carrol	Indigo Development LLC

Suites F, G and H, Second Floor	Merrell Lynch Pierce Fenner & Smith	Indigo Development LLC

3

SCHEDULE 8.7

EXISTING LIENS

1)	Borrower: Uniform Commercial Code Financing Statement filed by VGM Financial Services (200707289872)

2)	Indigo International Inc.:** Uniform Commercial Code Financing Statement has been filed by VGM Financial Services (200707289864).

3)	Indigo International Inc.: Uniform Commercial Code Financing Statement filed by SunTrust Leasing Corporation (200706749217).

4)	Indigo International Inc.: Uniform Commercial Code Financing Statement filed by SunTrust Leasing Corporation (200500118467) as continued by UCC Financing Statement Amendment (201002778520).

5)	Indigo International Inc.: Uniform Commercial Code Financing Statement filed by SunTrust Leasing Corporation (200603387150) as continued by UCC Financing Statement Amendment (201105001413).

6)	Indigo International Inc.: Uniform Commercial Code Financing Statement filed by CitiCapital Commercial Leasing Corporation (200808661416) as amended by UCC 3 changing from CitiCapital Commercial Leasing Corporation to Agricredit Acceptance LLC (200901566681).

7)	Indigo International Inc.: Uniform Commercial Code Financing Statement filed by SunTrust Leasing Corporation (200407242447) as continued by UCC Financing Statement Amendment (200900597567).

8)	Indigo International Inc: Uniform Commercial Code Financing Statement filed by SunTrust Leasing Corporation (20030418892X) as continued by UCC Financing Statement Amendment (200807885140).

9)	W. Hay LLC: Uniform Commercial Code Financing Statement filed by SunTrust Leasing Corporation (200508913088) as continued by UCC Financing Statement Amendment (201001914218).

**	Indigo International Inc. is now known as Indigo International LLC by virtue of that certain Certificate of Conversion on file with the Florida Division of Corporations dated January 13, 2009.